Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated

July 11, 2021

by and among

Lionheart Acquisition Corporation II, a Delaware corporation as Parent,

Lionheart II Holdings, LLC

as Purchaser,

the MSP Purchased Companies listed on Schedule 2.1(a) hereto,

the Members of the MSP Purchased Companies listed on Schedule 2.1(b) hereto,

and John H. Ruiz,

as the Members’ Representative

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	2

ARTICLE II	ACQUISITION	16

2.1	Acquisition	16
2.2	Closing; Effective Time	16
2.3	Closing Deliveries	17
2.4	Post-Closing Board of Directors	18
2.5	Parent Closing Statement	18
2.6	Withholding Rights	18
2.7	Rights Not Transferable	19
2.8	Taking of Necessary Action; Further Action	19

ARTICLE III	PURCHASE PRICE	19

3.1	Payment of Purchase Price	19
3.2	Capitalization of Purchaser	20
3.3	Issuance of New Warrants	21
3.4	Updated Schedule 2.1(b)	21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE MSP COMPANIES	21

4.1	Company Existence and Power	21
4.2	Authorization	22
4.3	Governmental Approvals	22
4.4	Non-Contravention	22
4.5	Capitalization	23
4.6	Articles of Organization; Operating Agreements	23
4.7	Third Parties	23
4.8	Assumed Names	23
4.9	Consents	24
4.10	Financial Statements	24
4.11	Books and Records	25
4.12	Absence of Certain Changes	25
4.13	Properties; Title to the Company’s Assets	25
4.14	CCRAs	25
4.15	Litigation	25
4.16	Contracts	26
4.17	Insurance	28
4.18	Licenses and Permits	28
4.19	Compliance with Laws	28
4.20	Intellectual Property	28
4.21	Privacy and Data Security	29
4.22	Employees	31

4.23	Employee Benefits and Compensation	31
4.24	Real Property	33
4.25	Tax Matters	34
4.26	Environmental Laws	35
4.27	HIPAA	36
4.28	Healthcare Laws Compliance	36
4.29	Healthcare Laws Proceedings	36
4.30	Finders’ Fees	37
4.31	Certain Business Practices	37
4.32	Money Laundering Laws	37
4.33	OFAC	37
4.34	Not an Investment Company	38
4.35	Information Supplied	38

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF MEMBERS	38

5.1	Ownership of Interests; Authority	38
5.2	Approvals	39
5.3	Medical Insurance and Other Claims	39
5.4	Non-Contravention	39
5.5	Litigation and Claims	39
5.6	Investment Representations	39

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	40

6.1	Corporate Existence and Power	40
6.2	Corporate Authorization	40
6.3	Governmental Approval	41
6.4	Non-Contravention	41
6.5	Finders’ Fees	41
6.6	Issuance of Equity Consideration	41
6.7	Capitalization.	41
6.8	Trust Fund	42
6.9	Employees; Purchaser Benefit Plans	43
6.10	Information Supplied	43
6.11	Listing	43
6.12	Reporting Company	43
6.13	Undisclosed Liabilities	44
6.14	Parent SEC Documents and Parent Financial Statements	44
6.15	Absence of Certain Changes	44
6.16	[INTENTIONALLY OMITTED]	44
6.17	Sponsor Agreement	45
6.18	Related Party Transactions	45
6.19	Investment Company Act	45
6.20	Parent Stockholders	45
6.21	Parent Investigations	45
6.22	No Other Representations and Warranties	45

ARTICLE VII	COVENANTS OF THE MSP COMPANIES PENDING CLOSING	46

7.1	Conduct of the Business	46
7.2	Financial Statements; Additional Financial Information	48
7.3	Key Employees of the MSP Companies	49
7.4	Tax Matters	49
7.5	Efforts to Obtain Consents	52

ARTICLE VIII	COVENANTS OF THE PARTIES	53

8.1	Reasonable Best Efforts; Further Assurances	53
8.2	Access to Information	54
8.3	Preparation of Form S-4 and Proxy Statement/Prospectus; Other Filings	55
8.4	Trust Account	58
8.5	Confidentiality	58
8.6	Publicity	58
8.7	Notices of Certain Events	59
8.8	Exclusivity	60
8.9	Post-Closing Cooperation; Further Assurances	60

ARTICLE IX	COVENANTS OF PARENT AND PURCHASER	60

9.1	Conduct of Parent and Purchaser Pending Closing	60
9.2	Stockholder Vote; Recommendation of the Parent’s Board of Directors	62
9.3	Parent Stockholders’ Meeting	62
9.4	D&O Insurance; Indemnification of Officers and Directors	62
9.5	Listing	63
9.6	Section 16 Matters	63
9.7	Adoption of Equity Incentive Plan	63
9.8	Appointment of Post-Closing Board of Directors and Officers	64
9.9	Parent Charter and Bylaws; Purchaser Organizational Documents	64
9.10	Parent Public Filings	64
9.11	Stockholder Litigation	64
9.12	Extension	64

ARTICLE X	CONDITIONS TO CLOSING	65

10.1	Condition to the Obligations of the Parties	65
10.2	Conditions to Obligations of Parent and Purchaser	65
10.3	Conditions to Obligations of the MSP Companies and the Members	66

ARTICLE XI	INDEMNIFICATION	67

11.1	Indemnification of Parent	67
11.2	Certain Limitations	67
11.3	Procedure	68
11.4	Escrow of Escrow Consideration by Members	70
11.5	Insurance	70
11.6	Survival of Indemnification Rights	71
11.7	Tax Treatment of Indemnification Payments	71

11.8	Exclusive Remedies	71
11.9	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	71

ARTICLE XII	DISPUTE RESOLUTION	72

12.1	Jurisdiction; Waiver of Jury Trial	72

ARTICLE XIII	TERMINATION	73

13.1	Termination Without Default	73
13.2	Termination Upon Default	73
13.3	No Other Termination	74
13.4	Effect of Termination	74

ARTICLE XIV	MISCELLANEOUS	74

14.1	Notices	74
14.2	Amendments; No Waiver	75
14.3	Arm’s length bargaining; no presumption against drafter	76
14.4	Expenses	76
14.5	No Assignment or Delegation	76
14.6	Governing Law	76
14.7	Counterparts; facsimile and electronic signatures	76
14.8	Entire Agreement	77
14.9	Severability	77
14.10	Construction of Certain Terms and References; Captions	77
14.11	Further Assurances	78
14.12	Third Party Beneficiaries	78
14.13	Reference is made to the Prospectus	78
14.14	Members’ Representative	79
14.15	Specific Performance	80

Exhibit Index

Exhibit A	Form of SPAC Charter
Exhibit B	Form of SPAC Bylaws
Exhibit C	Form of Purchaser A&R LLCA
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Tax Receivable Agreement
Exhibit F	A&R Sponsor Agreement
Exhibit G	Form of Employment and Restrictive Covenant Agreement
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Equity Incentive Plan
Exhibit J	Form of Lock-Up Agreement
Exhibit K	Form of Legal Services Agreement
Exhibit L	Form of New Warrant Agreement
Exhibit M	Form of Side Letter Agreement
Exhibit N	Form of Virage Side Letter Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of July 11, 2021, by and among LIONHEART ACQUISITION CORPORATION II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Purchaser”), each limited liability company set forth on Schedule 2.1(a) hereto (individually an “MSP Purchased Company,” and collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) hereto (each, a “Member” and collectively the “Members”), and John H. Ruiz, an individual, solely in his capacity as the representative of the Members (the “Members’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, the MSP Companies have developed and operate an integrated platform and data mining and data analytics capabilities, each of which enables the MSP Companies’ clients to recover on any paid medical insurance claims where federal or state law places primary payment responsibility on another party, such as Medicare or Medicaid, and in which the MSP Companies have rights to certain governmental actions relating to whistleblowers (the “Business”);

WHEREAS, Parent is a blank check company incorporated in Delaware and formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, the Members own the membership interests of the MSP Purchased Companies (the “Interests”) set forth next to such Member’s name on Schedule 2.1(b) hereto, and, except as set forth in Section 4.5 hereof, together the Members own 100% of the membership interests of the MSP Purchased Companies;

WHEREAS, the Board of Directors of Parent and the manager(s) of Purchaser, having unanimously determined that the Acquisition is fair and advisable to, and in the best interests of Parent and its stockholders or Purchaser, as applicable, have each unanimously approved this Agreement and the terms of the Acquisition;

WHEREAS, the Board of Directors of Parent has determined to recommend that the stockholders of Parent adopt, authorize and approve this Agreement and the Acquisition;

WHEREAS, prior to the Closing, Parent shall (i) subject to obtaining the approval of the Parent Stockholder Matters, amend and restate the certificate of incorporation of Parent to be substantially in the form of Exhibit A attached hereto (the “SPAC Charter”) and (ii) amend and restate the bylaws of Parent to be substantially in the form of Exhibit B attached hereto (the “SPAC Bylaws”);

WHEREAS, the Parties intend that, effective as of the Closing, Parent, as the sole member of Purchaser, shall amend and restate Purchaser’s limited liability company agreement to be substantially in the form of Exhibit C attached hereto (the “Purchaser A&R LLCA”) to, among other things, increase the capitalization of Purchaser to permit the issuance and ownership of the Purchaser Class B Units set forth in this Agreement and the Purchaser A&R LLCA, and establish the ownership of the Purchaser Class B Units, in each case, as set forth in this Agreement;

WHEREAS, prior to the Closing, Parent intends, subject to compliance with applicable Law, to declare a dividend comprising the New Warrants, the payment of which shall be conditioned upon the consummation of the Parent Stockholder Redemption and the Closing, and which dividend shall be payable to the holders of record of shares of Parent Class A Common Stock as of the close of business on the Closing Date;

WHEREAS, concurrently with the Closing, Lionheart Equities, LLC, a Delaware limited liability company (the “Sponsor”), Parent and certain other parties will enter into a Registration Rights Agreement substantially in the form of Exhibit D attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, simultaneously with the Closing, Parent, Purchaser, and certain Members will enter into a Tax Receivables Agreement substantially in the form attached hereto as Exhibit E (the “Tax Receivables Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Parent have entered into the Amended and Restated Sponsor Agreement, a copy of which is attached as Exhibit F hereto (the “A&R Sponsor Agreement”); and

WHEREAS, in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Acquisition, and in accordance with the terms hereof, Parent shall provide an opportunity to its Public Stockholders to have their shares of Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Prospectus and the Certificate of Incorporation of Parent.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “10% Member” has the meaning set forth in Section 4.7.

1.2 “A&R Sponsor Agreement” has the meaning set forth in the recitals to this Agreement.

1.3 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.4 “Acquisition” means the purchase of the Interests by Purchaser in accordance with the terms of this Agreement.

1.5 “Additional Agreements” means the Escrow Agreement, the Registration Rights Agreement, the Employment and Restrictive Covenant Agreements, the Legal Services Agreement, the Side Letter Agreement, the Virage Side Letter Agreement, the New Warrant Agreement and the Lock-Up Agreements.

1.6 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.7 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.8 “Alternative Proposal” has the meaning set forth in Section 8.8(a).

1.9 “Alternative Transaction” has the meaning set forth in Section 8.8(a).

1.10 “Antitrust Laws” has the meaning set forth in Section 8.1(b).

1.11 “Assignor” means any Person, including a Medicare Advantage Organization, health maintenance organization, maintenance service organization, independent physician association, medical center, hospital, or other health care organization, that contracts with (a) governmental healthcare programs to provide Medicare benefits to persons who are covered under such programs (i.e., Medicare insureds) or (b) Medicare Advantage Organizations, and have a statutory right to recover from a responsible party for conditional payments for healthcare, services or supplies provided to such beneficiary.

1.12 “Assignor Interest” means an interest in all or any portion of Recovery Proceeds to which an Assignor is contractually entitled to under the applicable CCRA.

1.13 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

1.14 “Available Closing Parent Cash” means an amount equal to (i) all amounts in the Trust Account as of immediately prior to the Closing after reduction for (A) the aggregate amount of payments required to be made in connection with the Parent Stockholder Redemption, (B) the Business Combination Fees and (C) all other amounts required to be disbursed from the Trust Account at the Closing in accordance with Section 8.2, minus (ii) all fees and expenses of Parent incurred in connection with the Acquisition.

1.15 “Balance Sheet” has the meaning set forth in Section 7.2(a).

1.16 “Board of Directors” means the board of directors of Parent prior to the consummation of the Acquisition.

1.17 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the MSP Companies.

1.18 “Business Combination Fees” means the fees and expenses held in the Trust Account payable to Nomura Securities International, Inc. and Cantor Fitzgerald & Co., the underwriters in the IPO, that they are entitled to receive upon the Closing in accordance with the Underwriting Agreement, dated August 13, 2020, between Parent and the underwriters and the Trust Agreement.

1.19 “Business Combination” has the meaning set forth in Section 8.4.

1.20 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or Florida are authorized to close for business.

1.21 “Cap” has the meaning set forth in Section 11.2(b).

1.22 “CCRAs” has the meaning set forth in Section 4.14.

1.23 “Certificate of Incorporation” means Parent’s Amended and Restated Certificate of Incorporation dated August 13, 2020, as amended.

1.24 “Closing” and “Closing Date” have the meanings set forth in Section 2.1(a).

1.25 “Closing Cash” means the means all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit but excluding checks written but not cleared and outgoing payments in transit) of the MSP Companies, as of the Effective Time.

1.26 “Closing Equity Consideration” has the meaning set forth in Section 3.1(a)(i).

1.27 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.28 “Company Consent” has the meaning set forth in Section 4.9.

1.29 “Company Financial Statements” has the meaning set forth in Section 7.2(a).

1.30 “Code” means the Internal Revenue Code of 1986, as amended.

1.31 “Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.

1.32 “Continuing Partnership” has the meaning set forth in Section 7.4(a).

1.33 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, franchise agreements, sales and purchase orders and similar instruments, oral or written, to which any MSP Company is a party or by which any of its respective assets are bound and all rights and benefits thereunder.

1.34 “Control” of a Person means ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

1.35 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

1.36 “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Action, directive, guidelines or recommendations by any Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

1.37 “Cure Period” has the meaning set forth in Section 13.2.

1.38 “D&O Persons” has the meaning set forth in Section 9.4(a).

1.39 “D&O Policy” has the meaning set forth in Section 9.4(a).

1.40 “Data Activities” has the meaning set forth in Section 4.21(a).

1.41 “Direct Claim” has the meaning set forth in Section 11.3(d).

1.42 “Disclosure Schedules” has the meaning set forth in the preamble to Article IV.

1.43 “DGCL” means the Delaware General Corporation Law.

1.44 “Effective Time” has the meaning set forth in Section 2.1(a).

1.45 “Employment and Restrictive Covenant Agreements” means the separate employment agreements between Parent or Purchaser and each of the Key Employees, substantially in the form attached hereto as Exhibit G.

1.46 “Environmental Laws” shall mean all Laws in effect on or prior to the Closing Date that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act and the Occupational Safety and Health Act (but only to the extent it regulates exposure to Hazardous Substances).

1.47 “Equity Consideration” means a number of Up-C Units equal to (a) $32,500,000,000.00 divided by (b) $10.00.

1.48 “Equity Incentive Plan” has the meaning set forth in Section 9.7.

1.49 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.50 “Escrow Agent” means Continental Stock Transfer & Trust Company.

1.51 “Escrow Agreement” means an agreement substantially in the form attached hereto as Exhibit H between the Members’ Representative, Escrow Agent, Parent and Purchaser with respect to the Escrow Consideration.

1.52 “Escrow Fund” has the meaning set forth in Section 3.1(a)(ii).

1.53 “Escrow Consideration” means an aggregate of 6,000,000 Up-C Units (valued at $10.00 per unit).

1.54 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.55 “Federal Securities Laws” has the meaning set forth in Section 8.3(c).

1.56 “Form S-4” means the registration statement on Form S-4 of Parent with respect to the registration of shares of Parent Class A Common Stock and the New Warrants, in each case to be issued in connection with the Acquisition.

1.57 “Governmental Approval” has the meaning set forth in Section 4.3.

1.58 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated under applicable Environmental Laws to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.59 “Hazardous Materials Activity” shall mean the knowing transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees).

1.60 “Healthcare Laws” means all Laws that govern, regulate, restrict or relate to the provision, administration of, or the billing, coding or payment for healthcare or medical procedures, goods, services, diagnoses or treatment, including (a) statutes, rules and regulations relating to self-referral, fee-splitting, anti-kickback, patient brokering, financial relationships and illegal remuneration, or fraud and abuse, (b) Laws prohibiting the defrauding of or making of any false claim, false statement or misrepresentation of material facts to any federal or state health care program or other third-party payor or insurer, and (c) all applicable rules and regulations promulgated under, and interpretations of those Laws by any Authority.

1.61 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act, and all rules and regulations promulgated under such acts.

1.62 “Indebtedness” means with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs; (b) indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all obligations of such Person as lessee under leases required to be accounted for as capital leases under U.S. GAAP; (g) all guarantees by such Person; and (h) any agreement to incur any of the same.

1.63 “Indemnification Notice” has the meaning set forth in Section 11.3(a).

1.64 “Indemnified Party” has the meaning set forth in the preamble to Section 11.3.

1.65 “Indemnifying Parties” has the meaning set forth in Section 11.1.

1.66 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, patent, patent application, trade secret, trade dress, copyright, copyrightable materials, copyright registration, application for copyright registration, data bases, u.r.l.s, and any other type of proprietary intellectual property right, and with respect to each of the forgoing items in this definition, whether registered or unregistered or domestic or foreign.

1.67 “Interests” has the meaning set forth in the recitals to this Agreement.

1.68 “Inventory” is defined in the UCC.

1.69 “IPO” means the initial public offering of Parent pursuant to the Prospectus.

1.70 “IT Systems” has the meaning set forth in Section 4.20(g).

1.71 “June Interim Financial Statements” has the meaning set forth in Section 7.2(b).

1.72 “Key Employees” means those individuals listed on Schedule 1.72.

1.73 “knowledge of the MSP Companies” or any other similar knowledge qualification, means the actual knowledge of John H. Ruiz, Frank Quesada and Ricardo Rivera.

1.74 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.75 “Leases” means the real property leases set forth on Schedule 1.75.

1.76 “Legal Services Agreement” means the legal services agreement substantially in the form set forth in Exhibit K, to be entered into by and between Parent, Purchaser and La Ley con John H. Ruiz, P.A. on the Closing Date.

1.77 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, right of third Person, assessment, security interest or encumbrance of any kind in respect of such asset, whether consensual, statutory, or otherwise, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.78 “Lock-Up Agreements” means the Lock-Up Agreements substantially in the form of Exhibit J hereto between Parent and each Key Employee who receives Equity Consideration pursuant to the terms of Article III, pursuant to which certain shares and units comprising the Equity Consideration issuable to such Persons will be locked up as set forth therein.

1.79 “Losses” has the meaning set forth in Section 11.1.

1.80 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect (i) upon the assets, liabilities, financial condition, prospects, net worth, management, earnings, cash flows, business, operations or properties of the MSP Companies and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business; (ii) that is reasonably likely to prevent or materially delay the consummation of the Acquisition or any Member or MSP Purchased Company from performing its obligations under this Agreement or the Additional Agreements to which it is a party or (iii) solely for purposes of measuring Losses under the indemnification provisions of Article XI, and not for purposes of any closing condition set forth in Article X, resulting in Losses indemnifiable hereunder pursuant to any Third-Party Claims or Direct Claims that exceed $20,000,000; provided, however, that Material Adverse Effect or Material Adverse Change shall not include any event, occurrence, fact, condition or change (or effect resulting from any of the foregoing), alone or in combination, arising out of or attributable to: (a) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (b) any change, effect or circumstance resulting from the announcement of this Agreement or the pendency of the transactions contemplated hereby; (c) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, disease outbreak, or any other natural or man-made disaster or acts of God (including any governmental response to any of the foregoing in this clause (c)); (d) factors generally affecting the industries or markets in which the MSP Companies operate; (e) changes in Law or U.S. GAAP or the interpretation thereof; (f) any failure of the MSP Companies to achieve any projected revenue, earnings, expense or other projections, forecasts, predictions or budgets prior to the Closing; (g) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (h) any change in the financial, banking, or securities markets; (i) any acts of terrorism, war (whether or not declared), or cyber-attacks, including the engagement by the United States in hostilities or the escalation thereof, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; or (j) any consequences arising from any action required to be taken or not taken by the MSP Companies or any of the Members at the request of Parent.

1.81 “Material Contracts” has the meaning set forth in Section 4.16(a).

1.82 “Member” and “Members” have the meanings set forth in the preamble to this Agreement.

1.83 “Members’ Representative” has the meaning set forth in the preamble to this Agreement.

1.84 “Members’ Representative Losses” has the meaning set forth in Section 14.14(c).

1.85 “Money Laundering Laws” has the meaning set forth in Section 4.32.

1.86 “MSP Companies” means, collectively, the MSP Purchased Companies and each limited liability company set forth on Schedule 2.1(c) hereto.

1.87 “MSP Company Plan” has the meaning set forth in Section 4.22(a).

1.88 “MSP Company Transaction Expenses” means all accrued fees, costs and expenses of the MSP Companies incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the Additional Agreements, and the performance and compliance with this Agreement and the Additional Agreements and the conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Acquisition, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the MSP Companies, whether paid or unpaid prior to the Closing.

1.89 “MSP Minimum Cash Amount” shall mean $30,000,000.

1.90 “MSP Purchased Company” and “MSP Purchased Companies” have the meanings set forth in the preamble to this Agreement.

1.91 “Nasdaq” means the Nasdaq Capital Market.

1.92 “New Warrants” means approximately 1,029,000,000 newly-issued warrants (subject to rounding, as set forth in Section 3.3(a)) to purchase one (1) share of Parent Class A Common Stock for an exercise price of $11.50 per share, in each case on the terms substantially as set forth in the Form of New Warrant Agreement attached hereto as Exhibit L.

1.93 “OFAC” has the meaning set forth in Section 4.33.

1.94 “Operating Agreement” means the Limited Liability Company Operating Agreement of each MSP Company.

1.95 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.96 “Organizational Documents” of a Person that is not an individual shall mean such Person’s articles of organization or certificate of formation, articles of incorporation or certificate of incorporation, bylaws, operating agreement and shareholders’ or stockholders’ agreement, or other or such other comparable charter and governing documents, each as amended to date.

1.97 “Other Filings” has the meaning set forth in Section 8.3(c).

1.98 “Outside Closing Date” has the meaning set forth in Section 13.1(a).

1.99 “Parent Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Parent.

1.100 “Parent Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of Parent.

1.101 “Parent Class V Common Stock” means the shares of Class V common stock, par value $0.0001 per share, of Parent, as provided for in the SPAC Charter.

1.102 “Parent Closing Statement” has the meaning set forth in Section 2.5.

1.103 “Parent Common Stock” means (a) prior to the Closing, the Parent Class A Common Stock and the Parent Class B Common Stock, and (b) from and after the Closing, the Parent Class A Common Stock and the Parent Class V Common Stock.

1.104 “Parent Financial Statements” means the audited consolidated financial statements of Parent as of and for the fiscal years ended December 31, 2020 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates.

1.105 “Parent Indemnitees” has the meaning set forth in Section 11.1.

1.106 “Parent Material Adverse Effect” means any change, effect, condition or development that, individually or in the aggregate, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Parent and Purchaser, taken as a whole or (ii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Additional Agreements or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement or the Additional Agreements to which it is a party; provided, however, that in no event will any changes in general economic conditions or changes in securities markets in general be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect.

1.107 “Parent Party” means Parent, Purchaser and each of their Affiliates.

1.108 “Parent Private Warrants” means each warrant issued in private placements at the time of the consummation of the IPO, entitling the holder thereof to purchase one half of one share of Parent Common Stock at an exercise price of $11.50 per share.

1.109 “Parent Proposals” has the meaning set forth in Section 8.3(a).

1.110 “Parent Public Shares” means Parent Common Stock issued in Parent’s IPO and any securities into which such Parent Common Stock are converted or for which such Parent Common Stock are exchanged.

1.111 “Parent Public Warrants” means one warrant that was included as part of each Parent Unit, entitling the holder thereof to purchase one half of one share of Parent Class A Common Stock at an exercise price of $11.50 per share.

1.112 “Parent Recommendation” has the meaning set forth in Section 9.2.

1.113 “Parent Redemption Price” means the price per share payable to those holders of Parent Public Shares who elect to redeem their Parent Class A Common Stock pursuant to Parent’s Certificate of Incorporation.

1.114 “Parent SEC Documents” has the meaning set forth in Section 6.14(a).

1.115 “Parent Stockholder Approval” has the meaning set forth in Section 10.1(b).

1.116 “Parent Stockholders’ Meeting” has the meaning set forth in Section 9.3.

1.117 “Parent Stockholder Redemption” has the meaning set forth in Section 8.3(a).

1.118 “Parent Transaction Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements, and the conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Acquisition, including any (i) deferred underwriting fees, (ii) fees, costs and expenses relating to the D&O Policy and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent, whether deferred, paid or unpaid prior to the Closing.

1.119 “Parent Unit” means a unit comprised of (i) one share of Parent Class A Common Stock, and (ii) one Parent Public Warrant.

1.120 “Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

1.121 “Parties” means the parties to this Agreement.

1.122 “Pass-Through Tax Return” means any Tax Return filed by or with respect to an MSP Company to the extent that (i) such MSP Company is treated as a partnership or disregarded entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the Members or the direct or indirect (if any) owners of the Members.

1.123 “Permits” has the meaning set forth in Section 4.18.

1.124 “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, permits, rights of way, covenants, reservations, encroachments and encumbrances disclosed in policies of title insurance which have been made available to Parent; and (b) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent or are being contested in good faith, (ii) that are not material to the business, operations and financial condition of the MSP Companies so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by any of the MSP Companies of any Contract or Law; (c) Liens securing obligations under capital leases; (d) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (e) Liens in favor of suppliers of goods for which payment is not due or delinquent that arise in the ordinary course of business; (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Authority, which are not violated by the applicable MSP Company’s current use of the Real Property; (h) in the case of leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; (i) Liens arising out of, under or in connection with applicable federal, state and local securities Laws and restrictions on transfer, hypothecation or similar actions contained in any Organizational Documents; (j) licenses of Intellectual Property Rights granted in the ordinary course of business; and (k) the Liens set forth on Schedule 1.124.

1.125 “Permitted Transfer” means the transfer by a Member of Interests as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that in the case of any transfer or distribution by a Key Employee, each donee or distributee shall sign and deliver a Lock-Up Agreement substantially in the form of Exhibit J hereto.

1.126 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.127 “Personal Data” means all information that identifies an individual person.

1.128 “Pre-Closing Portion” has the meaning set forth in Section 7.4(c).

1.129 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

1.130 “Pre-Closing Tax Return” and “Pre-Closing Tax Returns” have the meanings set forth in Section 7.4(b).

1.131 “Privacy Agreements” has the meaning set forth in Section 4.21(a).

1.132 “Privacy and Data Security Policies” has the meaning set forth in Section 4.21(b).

1.133 “Privacy Laws” has the meaning set forth in Section 4.21(a).

1.134 “Prospectus” means Parent’s prospectus dated August 14, 2020, as filed with the SEC.

1.135 “Proxy Statement/Prospectus” means the Proxy Statement/Prospectus included in the Form S-4, including (a) the proxy statement of Parent to be used for the Parent Stockholders’ Meeting to approve the Parent Proposals and (b) a prospectus with respect to the shares of Parent Class A Common Stock and the New Warrants to be offered and issued to the holders of shares of Parent Class A Common Stock, in each case to be issued in connection with the Acquisition and in all cases in accordance with and as required by the Organizational Documents of Parent, applicable Law and the rules and regulations of Nasdaq.

1.136 “Public Stockholders” means the shareholders of Parent Public Shares.

1.137 “Purchase Price” has the meaning set forth in Section 3.1.

1.138 “Purchase Price Allocation Principles” has the meaning set forth in Section 7.4(a).

1.139 “Purchase Price Allocation Schedule” has the meaning set forth in Section 7.4(a).

1.140 “Purchaser” has the meaning set forth in the preamble to this Agreement.

1.141 “Purchaser A&R LLCA” has the meaning set forth in the recitals to this Agreement.

1.142 “Purchaser Class A Unit” means a membership interest unit of Purchaser that is designated as a Class A unit, as provided for in the Purchaser A&R LLCA.

1.143 “Purchaser Class B Unit” means a newly-issued membership interest unit of Purchaser that is designated as a Class B unit, as provided for in the Purchaser A&R LLCA.

1.144 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plants and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.145 “Reasonable Investigation” means the reasonable inquiry, by the persons listed in the definition of “knowledge of the MSP Companies,” of his direct report(s) who have primary responsibility over the applicable matter, as applicable.

1.146 “Recovery Proceeds” means, with respect to any assigned claim under a CCRA, any and all of the gross proceeds recovered by the applicable MSP Company net of any legal fees and costs due pursuant to a legal services agreement, in respect of such assigned claim, including compensation, interest, penalties and fees which may be paid or payable with respect to such assigned claim (including any and all cash, securities, instruments or other property which may be paid or issued by defendants or third parties in litigation proceedings in satisfaction of such assigned claim).

1.147

1.148 “Release Date” has the meaning set forth in Section 11.4(d).

1.149 “Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective managers, directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents, and other representatives.

1.150 “Required Financial Statements” has the meaning set forth in Section 7.2(b).

1.151 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.152 “SEC” means the U.S. Securities and Exchange Commission.

1.153 “SEC Clearance Date” has the meaning set forth in Section 8.3(b).

1.154 “Securities Act” means the Securities Act of 1933, as amended.

1.155 “Side Letter Agreement” means the letter agreement substantially in the form set forth in Exhibit M, to be entered into by and between Parent, Purchaser and John H. Ruiz.

1.156 “SPAC Bylaws” has the meaning set forth in the recitals to this Agreement.

1.157 “SPAC Charter” has the meaning set forth in the recitals to this Agreement.

1.158 “Sponsor” has the meaning set forth in the recitals to this Agreement.

1.159 “Sponsor Agreement” means that certain agreement, dated as of August 13, 2020, among Parent, Sponsor, and certain other Persons listed therein.

1.160 “Stockholder Action” has the meaning set forth in Section 9.11.

1.161 “Straddle Period” has the meaning set forth in Section 7.4(c).

1.162 “Straddle Return” has the meaning set forth in Section 7.4(c).

1.163 “Subsidiary” of any Person means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

1.164 “Survival Period” has the meaning set forth in Section 11.6.

1.165 “Tax(es)” means any federal, state, local or foreign tax, levy, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions or tax imposed with respect thereto.

1.166 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.167 “Tax Receivables Agreement” has the meaning set forth in the recitals to this Agreement.

1.168 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.169 “Trading Market” means any of the following markets or exchanges on which Parent Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

1.170 “Third-Party Claim” has the meaning set forth in Section 11.3(b).

1.171 “Trust Account” has the meaning set forth in Section 6.8.

1.172 “Trust Agreement” has the meaning set forth in Section 6.8.

1.173 “Trustee” has the meaning set forth in Section 6.8.

1.174 “Trust Fund” has the meaning set forth in Section 6.8.

1.175 “UCC” means the Uniform Commercial Code of the State of Florida or any corresponding or succeeding provisions of Laws of the State of Florida or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.176 “Up-C Unit” means one Purchaser Class B Unit and one share of Parent Class V Common Stock.

1.177 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.178 “Virage Side Letter Agreement” means the letter agreement substantially in the form set forth in Exhibit N by and between John H. Ruiz, Frank C. Quesada and Parent on the Closing Date.

ARTICLE II
ACQUISITION

2.1 Acquisition.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Member shall sell, assign, transfer, deliver and convey to Purchaser, and Purchaser shall purchase, acquire and accept from each such Member, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws), all of such Member’s right, title and interest in and to the Interests owned by such Member, in exchange for the consideration set forth in Article III.

(b) For United States federal income Tax purposes, it is the intention of Parent, Purchaser, and the Members, that the Members will be taxed in accordance with the agreed tax treatment as set forth in Section 7.4(a) and no party hereto will take any position inconsistent therewith on any tax return.

2.2 Closing; Effective Time. The closing of the sale and purchase of the Interests (the “Closing”) shall take place electronically at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. Eastern Time (the “Effective Time”), no later than two Business Days after the last of the conditions to Closing set forth in Article X have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date and location as Parent and the Members’ Representative agree to in writing. The Parties shall participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3 Closing Deliveries. At or prior to the Closing:

(a) Parent and/or Purchaser, as applicable, shall:

(i) issue and deliver the Equity Consideration, in accordance with the provisions set forth in Section 3.1;

(ii) take such action necessary to cause the limited liability company interests of Purchaser issued and outstanding as of immediately following the Closing to be as set forth in Section 3.2;

(iii) deliver to the Members’ Representative the Additional Agreements (other than those that, as of the Closing, have previously been executed by all of the parties thereto), duly executed by Purchaser and the other parties thereto (including, in the case of the Escrow Agreement, by the Escrow Agent);

(iv) deliver to the Key Employees the Employment and Restrictive Covenant Agreements, duly executed by Parent and/or Purchaser, as applicable;

(v) deliver to the Members’ Representative duly executed resignations effective as of the Closing Date of all of Parent’s and Purchaser’s officers and directors who are not appointed in accordance with Section 9.8;

(vi) deliver to the Members’ Representative certificates of good standing, dated not more than five (5) days prior to the Closing Date, with respect to each of Parent and Purchaser, issued by the Secretary of State of the State of Delaware;

(vii) deliver to the Members’ Representative evidence of the termination of any agreements between Parent and any of its directors or officers, except for agreements that provide for continuing obligations of Parent to its directors or officers after the Closing, reasonably satisfactory to the Members’ Representative; and

(viii) deliver to the Members’ Representative the Tax Receivables Agreement duly executed by Parent and Purchaser.

(b) The Members’ Representative and/or the Members, as applicable, shall deliver to Parent each of the following:

(i) membership interest powers or other instruments of transfer duly executed in blank with respect to the Interests;

(ii) certificates of good standing, dated not more than five (5) days prior to the Closing Date, with respect to each MSP Purchased Company, issued by the appropriate government official of each such MSP Purchased Company’s jurisdiction of organization;

(iii) an IRS Form W-9 or a certificate pursuant to Treasury Regulations Section 1.1445-2(b), from each Member, or if a Member is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of that Member’s assets for U.S. federal income tax purposes, certifying that such Member (or Person treated as the owner of that Member’s assets) is not a foreign person within the meaning of Section 1445 of the Code;

(iv) the Tax Receivables Agreement, duly executed by certain Members;

(v) the Additional Agreements (other than those that, as of the Closing, have previously been executed by all of the parties thereto), duly executed by the MSP Companies, the Members, and/or the Key Employees, as applicable; and

(vi) subject to Section 10.2(e), deliver to Parent evidence reasonably satisfactory to Parent showing that the Closing Cash is at least the MSP Minimum Cash Amount.

2.4 Post-Closing Board of Directors. Immediately after the Closing, Parent’s board of directors will consist of seven directors, including those individuals listed or described on Schedule 2.4 (the “Post-Closing Board of Directors”). At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the rules of any applicable Trading Market.

2.5 Parent Closing Statement. At least two (2) Business Days prior to the Parent Stockholders’ Meeting and in any event not earlier than the time that Public Stockholders may no longer elect redemption in accordance with the Parent Stockholder Redemption, Parent shall prepare and deliver to the Members’ Representative a statement (the “Parent Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Parent Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the Parent Stockholder Redemption; (c) the Available Closing Parent Cash resulting therefrom; and (d) the number of shares of Parent Common Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemption, including reasonable supporting detail therefor. The Parent Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Parent Closing Statement until the Closing, Parent shall (x) cooperate with and provide the Members’ Representative and his Representatives all information reasonably requested by the Members’ Representative or any of his Representatives and within Parent’s or its Representatives’ possession or control in connection with the Members’ Representative’s review of the Parent Closing Statement and (y) consider in good faith any comments to the Parent Closing Statement provided by the Members’ Representative, which comments the Members’ Representative shall deliver to Parent no less than one (1) Business Day prior to the Closing Date, and Parent shall revise such Parent Closing Statement to incorporate any changes Parent determines are necessary or appropriate given such comments.

2.6 Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Purchaser, the MSP Companies or the Members’ Representative shall be entitled to deduct and withhold from any cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Purchaser, the MSP Companies or the Members’ Representative, as the case may be, are required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law; provided, that prior to making such deduction or withholding Purchaser, the MSP Companies or the Members’ Representative (as applicable) shall provide reasonable notice of any proposed deduction or withholding to the Person in respect of which such deduction or withholding is proposed and shall consult in good faith with such Person to reduce or eliminate the amount of such deduction or withholding (including by providing sufficient opportunity for such Person to provide any relevant forms or other documentation). To the extent that amounts are so withheld and paid over to the applicable Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

2.7 Rights Not Transferable. The rights of the Members holding Interests as of immediately prior to the Effective Time with regard to such Interests are personal to each such Member and shall not be assignable or otherwise transferable for any reason (except for Permitted Transfers). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the MSP Companies, the officers and directors of the MSP Companies are fully authorized in the name and on behalf of such MSP Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III
PURCHASE PRICE

3.1 Payment of Purchase Price. The aggregate purchase price for the Interests (the “Purchase Price”) shall be: (i) the Equity Consideration; and (ii) rights under the Tax Receivables Agreement. On the terms and subject to the conditions set forth in this Agreement, the Purchase Price shall be payable as follows:

(a) Equity Consideration. On the Closing Date, Parent and Purchaser shall, and shall direct their transfer agent (as applicable) to:

(i) issue to the Members or their designees the Equity Consideration less the Escrow Consideration (the “Closing Equity Consideration”), which, when issued, shall be fully paid, non-assessable and free and clear of all Liens other than applicable securities Law restrictions and the Lock-Up Agreements. Subject to Section 3.1(b), each Member (or such Member’s designee) shall receive the number of Up-C Units comprising the Closing Equity Consideration set forth opposite such Member’s name on Schedule 2.1(b); and

(ii) deliver the Escrow Consideration to the Escrow Agent (the “Escrow Fund”), to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement. The number of shares or units comprising the Escrow Consideration to be allocated among each of the Members is set forth opposite each Member’s name on Schedule 2.1(b).

(b) Election to Receive Parent Class A Common Stock. Notwithstanding anything herein to the contrary, a Member may, pursuant to notice delivered to Parent no later than five (5) Business Days prior to Closing, elect with respect to all or a portion of the Up-C Units to be received by such Member (or such Member’s designee) pursuant to Section 3.1(a) to receive one share of Parent Class A Common Stock in lieu of each Up-C Unit for which such an election is made.

(c) No Issuance of Fractional Shares or Units. No certificates or scrip representing fractional shares of Parent Class A Common Stock or Parent Class V Common Stock, or fractional Purchaser Class B Units, will be issued pursuant to the Acquisition, and instead any such fractional share or unit that would otherwise be issued will be rounded to the nearest whole share or unit (with 0.5 being rounded up).

(d) Legend. Each certificate for shares or units of Parent Class A Common Stock, Parent Class V Common Stock and Purchaser Class B Units issued pursuant to the Acquisition to any Member shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of such shares or units:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR (II) THE ISSUER OF THE SECURITIES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE SECURITIES ACT.

3.2 Capitalization of Purchaser. At the Closing, Parent and Purchaser shall take all action necessary to cause the limited liability company interests of Purchaser issued and outstanding immediately following the Closing (after giving effect to the Acquisition and the other transactions contemplated by this Agreement and the Additional Agreements), to be converted into, and to consist solely of: (i) a number of Purchaser Class A Units equal to the aggregate number of shares of Parent Class A Common Stock issued and outstanding immediately following the Closing (after giving effect to the Acquisition and the other transactions contemplated by this Agreement and the Additional Agreements), with all such Purchaser Class A Units owned by Parent; and (ii) the Purchaser Class B Units issued in accordance with the terms of Section 3.1(a).

3.3 Issuance of New Warrants.

(a) Prior to the Closing, Parent shall, subject to compliance with applicable Law, declare a dividend comprising the New Warrants (the “New Warrant Dividend”), the payment of which shall be conditioned upon the consummation of the Parent Stockholder Redemption and the Closing. The New Warrant Dividend shall be payable to the holders of record of shares of Parent Class A Common Stock as of the close of business on the Closing Date, pro rata (or on as nearly a pro rata basis as is practicable, subject to the rules of any securities depositary in such a manner, including rounding, as to result in the distribution of whole numbers of warrants and to avoid any distribution of fractional warrants) based on their proportionate ownership of the then-outstanding shares of Parent Class A Common Stock, in each case after giving effect to the New Warrant Waiver (as defined below).

(b) Each applicable Member, on behalf of itself and any of its designees who may receive Closing Equity Consideration in accordance with Section 3.1, does hereby irrevocably and unconditionally waive his, her or its entire right, title and interest in, to or under, any participation in the New Warrant Dividend (the “New Warrant Waiver”).

3.4 Updated Schedule 2.1(b). The Members’ Representative may, but is not required to, deliver an updated Schedule 2.1(b) to Parent and Purchaser (provided, however, that the Members’ Representative shall deliver such updated schedule in the event that any transfers of Interests are made prior to the Closing (each, a “Pre-Closing Transfer”)) no later than five (5) Business Days prior to the Closing (an “Updated Schedule”). In the event that the Members’ Representative delivers an Updated Schedule in accordance with this Section 3.3, the consideration payable to the Members pursuant to this Article III shall be paid in accordance with such Updated Schedule; provided, for the avoidance of doubt, that the aggregate Equity Consideration (including the Escrow Consideration) shall remain unchanged on such Updated Schedule. Any Pre-Closing Transfers shall be made in accordance with applicable Law and shall not modify or reduce any representation, warranty, covenant or agreement of any Member or any MSP Company in this Agreement, in each case in a way that is materially adverse to Parent or Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE MSP COMPANIES

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), the MSP Purchased Companies hereby represent and warrant to Parent and Purchaser as follows:

4.1 Company Existence and Power.

(a) Each of the MSP Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth opposite each such MSP Company’s name on Schedule 4.1. Each of the MSP Companies has (i) all power and authority (limited liability company and otherwise) and (ii) all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted, except in the case of clause (ii), where the failure to have any such licenses, franchises, Permits, authorizations, consents or approvals would not reasonably be expected to be material to the MSP Companies, taken as a whole. None of the MSP Companies is qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1, and there is no other jurisdiction in which the character of the property owned or leased by any of the MSP Companies or the nature of its activities make qualification of any such MSP Company in any such jurisdiction necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The MSP Companies have offices located only at the addresses set forth on Schedule 4.1. Except as contemplated by this Agreement, the MSP Companies have not adopted any plan or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation. The MSP Companies have no Subsidiaries except as set forth on Schedule 4.1.

4.2 Authorization. The execution, delivery and performance by the MSP Companies of this Agreement and the Additional Agreements to which any MSP Company is a party, and the consummation by the MSP Companies of the transactions contemplated hereby and thereby are within the powers of the MSP Companies and have been duly authorized by all necessary action on the part of the MSP Companies as required by applicable Law or under their respective constituent documents, including the approval of their respective Members. This Agreement has been duly executed and delivered by each of the MSP Purchased Companies and it constitutes and, upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of each such MSP Company enforceable against each such MSP Company in accordance with their respective terms, as the case may be, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally (if and when such Laws would apply) and by general equitable principles.

4.3 Governmental Approvals. Except as would not reasonably have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery or performance by the MSP Companies of this Agreement or any Additional Agreements to which any MSP Company is a party does not require any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements to which any MSP Company is a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (other than with respect to clause (a) below), the execution, delivery and performance by the MSP Companies of this Agreement or any Additional Agreements to which any of the MSP Companies is a party do not (a) contravene or conflict with the Organizational Documents of any MSP Company; (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any MSP Company; (c) except for the Contracts listed on Schedule 4.9 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any MSP Company, or any payment or reimbursement obligation, or to a loss of any material benefit relating to the Business to which any MSP Company is entitled under any provision of any Permit or Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the assets of the MSP Companies.

4.5 Capitalization. All of the membership interests of each MSP Company have been issued as set forth on Schedule 4.5. Except as set forth on Schedule 4.5, there are no other equity securities of the MSP Companies issued and outstanding. Other than the Interests, no other equity securities of the MSP Purchased Companies are issued and outstanding, and other than as contemplated hereby, there are no agreements by any MSP Company to issue any of its equity securities. Except as set forth on Schedule 4.5, there are no outstanding contractual obligations of any of the MSP Purchased Companies to repurchase, redeem or otherwise acquire any Interests. The Interests have been duly authorized, validly issued and fully paid and nonassessable and are owned by the Persons set forth on Schedule 4.5 free and clear of any Liens (other than Permitted Liens). No MSP Company has any outstanding options to acquire its equity securities or any outstanding securities convertible into membership interests of any MSP Company. None of the MSP Purchased Companies have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Schedule 4.5, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Interests. The Interests are the only equity interests of any of the MSP Purchased Companies.

4.6 Articles of Organization; Operating Agreements. True and correct copies of (a) the articles of organization of each MSP Company; and (b) the operating agreement of each MSP Company, have heretofore been made available to Parent, and such copies are each true and complete copies of such instruments in effect on the date hereof (and are listed on Schedule 4.6, if, in the case (b), in effect). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no MSP Company has taken any action in violation or derogation of its articles of organization or operating agreement.

4.7 Third Parties. Other than the Persons listed on Schedule 4.7, the MSP Companies are not Controlled by any Person and, other than the Subsidiaries and the Persons listed on Schedule 4.7, the MSP Companies do not Control any other Person. Except as set forth on Schedule 4.7, to the knowledge of the MSP Companies, no Key Employees (a) engage in any business, except through the MSP Companies, or are employees of or provide any service for compensation to, any other business concern; or (b) own any equity security of any business concern that competes directly with the Business, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities. Schedule 4.7 lists each Contract to which any MSP Company, on the one hand, and any Member beneficially owning more than 10% of the Interests of such MSP Company, or any Affiliate of such a Member (collectively, a “10% Member”), on the other hand, is a party. No Member or any Affiliate of a Member (i) owns, directly or indirectly, in whole or in part, any material tangible or intangible property (including Intellectual Property Rights) that any MSP Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the assets of the MSP Companies; or (ii) has engaged in any transactions with any MSP Company (other than, for the avoidance of doubt, the Organizational Documents of each MSP Company).

4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently, or within the last two (2) years, used by any MSP Company, including names on any websites. Within the last two (2) years, the MSP Companies have not used any names other than the names listed on Schedule 4.8 to conduct the Business. The MSP Companies have filed appropriate “doing business as” certificates in all applicable jurisdictions with respect the use of such names, except where the failure to file any such certificate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9 Consents. Except as would not be material to the MSP Companies, taken as a whole, the Contracts listed on Schedule 4.9 are the only Contracts binding upon the MSP Companies or by which any of the Interests are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.10 Financial Statements.

(a) The Company Financial Statements, when delivered hereunder, will be prepared in conformity with U.S. GAAP applied on a consistent basis and will be prepared in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements will be complete and accurate in all material respects and fairly present, in all material respects, the financial position of the MSP Companies as of the dates thereof and the results of operations of the MSP Companies for the periods reflected therein. The Company Financial Statements (i) will be prepared from the Books and Records of the MSP Companies; (ii) will contain and reflect all necessary adjustments and accruals for a fair presentation of the MSP Company’s combined and/or consolidated (as determined to be applicable) financial condition as of their dates; and (iii) will contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the MSP Companies with respect to the periods then ended, except, in the case of clauses (ii) and (iii) as would not be material to the MSP Companies, taken as a whole. The MSP Companies agree to deliver to Parent complete and accurate copies of all “management letters” received by them from their accountants and all responses within the last two (2) years by lawyers engaged by the MSP Companies to respond to inquiries from their accountant or any predecessor accountants.

(b) Except (i) as will be specifically disclosed, reflected or fully reserved against on the Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations for future performance under any Contract to which any MSP Company is a party, (iv) arising under this Agreement and/or the performance by the MSP Companies of their obligations hereunder, including transaction expenses, (v) as disclosed in the Disclosure Schedules, and (vi) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the MSP Companies.

4.11 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of the MSP Companies are accurate, complete, and authentic in all material respects.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the MSP Companies in all material respects. The MSP Companies maintain a system of internal accounting controls that are designed to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the MSP Companies;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the MSP Companies have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. To the knowledge of the MSP Companies, the MSP Companies do not have any records, systems controls, data or information, in each case that are material to the MSP Companies, taken as a whole, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and control of the MSP Companies.

4.12 Absence of Certain Changes. Since December 31, 2020, except (i) as set forth on Schedule 4.12, (ii) for any actions taken in response to COVID-19 Measures, and (iii) in connection with the transactions contemplated by this Agreement and the Additional Agreements, the MSP Companies have conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since December 31, 2020, there has not been any Material Adverse Effect, and the MSP Companies have not taken any action nor has any event occurred which would have violated the covenants of the MSP Companies set forth in Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.13 Properties; Title to the Company’s Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies have good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed by the MSP Companies pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the assets reflected on the Balance Sheet and no such asset is subject to any Liens (other than Permitted Liens). The assets of the MSP Purchased Companies constitute all of the material assets of any kind or description whatsoever, including goodwill, reasonably necessary for the MSP Purchased Companies to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted. The MSP Purchased Companies being acquired in the Acquisition own or have rights to use the operations and assets, including intellectual property, contemplated as necessary to achieve the projections provided to Parent and Purchaser and upon which the Equity Consideration is based, provided that nothing herein shall constitute a guarantee that such projections, while made in good faith and upon reasonable assumptions, will be achieved in whole or in part.

4.14 CCRAs. The MSP Companies have good and marketable title to, certain assigned claims, causes of actions, proceeds, products and distributions as set forth in the agreements disclosed on Item 4 of Schedule 4.16(a)(i) (the “CCRAs”), free and clear of Liens, in each case other than Permitted Liens. The MSP Companies have previously provided to Parent their then- current good faith estimates of the calculation of recovery rights or eligible payments or receivables with respect to any CCRAs (other than as would not reasonably be expected to be material to the MSP Companies, taken as a whole). Except for any Assignor Interest due to an Assignor as contemplated in the CCRAs, and any other rights set forth in the CCRAs, none of the MSP Companies or, to the knowledge of the MSP Companies, after Reasonable Investigation, any of their Affiliates has entered into any arrangement that would provide for any set-off or offset against, counterclaim or defense affecting, reduction of, deduction from, or defense against any Recovery Proceeds or other amounts that are receivable or retainable by any MSP Company for its own account under the CCRAs, including any fees allocable or payable to any MSP Company for its own account. Except for any prior recoveries disclosed to Parent prior to the date of this Agreement or rights expressly excluded pursuant to a CCRA, there have been, to the knowledge of the MSP Companies, after Reasonable Investigation, no recoveries against any assigned claims under the CCRAs, or any other abridgement of recovery rights associated with the same.

4.15 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Action pending against, or to the knowledge of the MSP Companies, after Reasonable Investigation, threatened against the MSP Companies, any of their respective managers, directors or officers, the Business, or any Interests, or any of the MSP Companies’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. To the knowledge of the MSP Companies, after Reasonable Investigation, there are no outstanding judgments against the MSP Companies. Except as set forth on Schedule 4.15 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies are not, and have not been within the last two (2) years, subject to any proceeding with any Authority.

4.16 Contracts.

(a) Schedule 4.16(a) lists all material Contracts, oral or written (collectively, “Material Contracts”), to which any MSP Company is a party and which are currently in effect and constitute the following:

(i) all Contracts that required or require annual payments or expenses by, or annual payments or income to, any MSP Company of $5,000,000 or more in the calendar year ended December 31, 2020 or in any period or periods subsequent to January 1, 2020 (other than standard purchase and sale Contracts entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case, that required the payment of any commissions by the MSP Companies in excess of $500,000 in the calendar year ended December 31, 2020 or in any other period or periods subsequent to January 1, 2020;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of any MSP Company or other Person, under which any MSP Company (A) has continuing obligations for payment of annual compensation of at least $5,000,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of such MSP Company;

(iv) all Contracts creating a joint venture, limited liability company or partnership to which any of the MSP Companies is a party (other than Contracts between any of the MSP Companies) and that are material to the MSP Companies, taken as a whole;

(v) all Contracts relating to any acquisitions or dispositions of any material assets by any of the MSP Companies since December 31, 2019 and involving payments in excess of $20,000,000, other than (A) Contracts for the purchase of inventory in the ordinary course of business and (B) Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations of any MSP Company ongoing;

(vi) all Contracts pursuant to which any MSP Company: (A) grants to any third Person any license, right or covenant not to sue with respect to any material Intellectual Property Rights owned by the MSP Companies, other than non-exclusive licenses granted (x) in the ordinary course of business, or (y) in non-disclosure agreements that only grant to the applicable party the right to use such party’s confidential information for a specific, limited purpose set forth in the non-disclosure agreement and that does not include any license or any right to use, practice or exploit any Intellectual Property, or; (B) is granted by any third Person any license, right or covenant not to sue with respect to any Intellectual Property Rights material to the Business, taken as a whole, other than inbound license agreements for any software that is made generally or publicly available and licensed or provided to the MSP Companies pursuant to (x) standard terms and conditions for an aggregate license fee of less than $250,000 per year, (y) any open source license or similar licensing or distribution model or (z) non-disclosure agreements that only grant to the applicable party the right to use such party’s confidential information for a specific, limited purpose set forth in the non-disclosure agreement and that does not include any license or any right to use, practice or exploit any Intellectual Property;

(vii) all Contracts containing material secrecy, confidentiality and nondisclosure provisions restricting the conduct of the MSP Companies or substantially limiting the freedom of the MSP Companies to compete in any line of business or with any Person or in any geographic area;

(viii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Contracts providing for ongoing material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any MSP Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(ix) all Contracts with or pertaining to any MSP Company to which any 10% Member is a party;

(x) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which any of the MSP Companies holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $20,000 per month;

(xi) all Contracts relating to outstanding Indebtedness of the MSP Companies, including financial instruments of indenture or security instruments such as notes, mortgages, loans and lines of credit, in each case, with an outstanding amount in excess of $10,000,000;

(xii) any Contract relating to the voting or control of the equity interests of the MSP Companies or the election of managers of the MSP Companies (other than the Organizational Documents of the MSP Companies);

(xiii) any Contract not cancellable by the MSP Companies with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the MSP Companies in excess of $1,000,000 per the terms of such Contract; and

(xiv) any Contract listed on Schedule 4.4 or Schedule 4.9.

(b) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the applicable MSP Company nor, to the knowledge of the MSP Companies, any other party thereto, is in material uncured breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, nor has any event or circumstance occurred that would cause or permit the acceleration or other change of any material right or obligation or the loss of any material benefit thereunder, in each case that would result in a Material Adverse Effect. The MSP Companies have not assigned, delegated, or otherwise transferred any of their rights or obligations with respect to any Material Contracts. No Material Contract (i) requires an MSP Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any material non-competition covenants that are binding on or restrict the Business. As of the date of this Agreement, no Member has received any notice of termination or cancellation under any Material Contract. Other than Contracts made available to Parent prior to or on the date hereof, the MSP Companies shall, within 30 days of the date hereof, provide to Parent true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies are in compliance with all covenants, including all such financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness. There are no outstanding contractual obligations of any of the MSP Purchased Companies to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.17 Insurance. Schedule 4.17 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than an MSP Company to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all material liability, property, workers’ compensation and other insurance policies and fidelity bonds currently in effect that insure the Business or property or assets of the MSP Companies. Each as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the MSP Companies have not received any notice of cancellation or termination in respect of any such policy or default thereunder. The MSP Companies believe such insurance policies, in light of the nature of the MSP Companies’ Business, assets and properties, are in amounts and have coverage that are reasonable for Persons engaged in such Business and having such assets and properties. Neither the MSP Companies, nor, to the knowledge of the MSP Companies, the Person to whom any such policy has been issued, has received notice that any insurer under any policy listed on Schedule 4.17 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Within the last two (2) years, no MSP Company has filed for any claims exceeding $1,000,000 against any of the insurance policies listed on Schedule 4.17. The MSP Companies have not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future.

4.18 Licenses and Permits. Schedule 4.18 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.18 or as would not be material to the MSP Companies, taken as a whole, such Permits are valid and in full force and effect, and none of the Permits will, assuming the consents set forth on Schedule 4.4 have been obtained or waived prior to or on the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

4.19 Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies are not in violation of and, within the last eighteen (18) months have not violated, and to the knowledge of the MSP Companies, after Reasonable Investigation, are neither under investigation with respect to nor within the last eighteen (18) months have been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and within the last eighteen (18) months, the MSP Companies have not received any subpoenas by any Authority.

(b) Without limiting the foregoing paragraph, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies are not in violation of and, within the last eighteen (18) months have not violated, and to the knowledge of the MSP Companies, after Reasonable Investigation, are not under investigation with respect to nor, to the knowledge of the MSP Companies, after Reasonable Investigation, within the last eighteen (18) months, have been threatened or charged with or given notice of any violation of any provisions of:

(i) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(ii) any comparable or similar Law of any jurisdiction; or

(iii) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

4.20 Intellectual Property.

(a) Schedule 4.20 sets forth a true, correct and complete list of all registered, applied for or issued items of Intellectual Property Rights owned by the MSP Companies, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right (i.e., patent, trademark, copyright or Internet domain name); (ii) the owner of such Intellectual Property Right; and (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, within the last two (2) years, none of the MSP Companies have been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the MSP Companies have no knowledge of any claim of infringement made by any of the MSP Companies against any other Person with respect to any Intellectual Property Rights owned by the MSP Companies.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the MSP Companies, the current use by the MSP Companies of the Intellectual Property Rights owned by the MSP Companies does not infringe the Intellectual Property Rights of any other Person. Except as would not be material to the MSP Companies, taken as a whole, no customer of the MSP Companies has obtained any ownership interest in or exclusive rights to any Intellectual Property Rights owned by the MSP Companies pursuant to any services or similar Contract with any MSP Company.

(d) Except as would not be material to the MSP Companies, taken as a whole, all employees, consultants or contractors who have contributed to the creation or development of any material copyrightable, patentable or trade secret works on behalf of the MSP Companies either: (i) are a party to a “work-for-hire” agreement under which an MSP Company is deemed to be the original owner/author of all property rights therein; or (ii) have executed an agreement pursuant to which each such Person assigns or agrees to assign all right, title and interest in such works to one of the MSP Companies (to the extent ownership of such works did not otherwise vest with an MSP Company automatically by operation of Law).

(e) None of the execution, delivery or performance by the MSP Companies of this Agreement or the consummation by the MSP Companies of the transactions contemplated hereby will result, pursuant to a Contract to which an MSP Company is bound, in the loss of any material Intellectual Property Rights owned by or licensed to the MSP Companies.

(f) Except as would not be material to the MSP Companies, taken as a whole, the MSP Companies have taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets owned by the MSP Companies and used in the operation of the Business.

(g) To the knowledge of the MSP Companies, the software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the MSP Companies in the conduct of the Business (collectively, the “IT Systems”) are sufficient for the operation of the Business as currently conducted, except as would not be material to the MSP Companies, taken as a whole. To the knowledge of the MSP Companies, in the last eighteen (18) months, there have been no (i) material unremedied unauthorized intrusions or breaches of security or (ii) material unremedied failures, breakdowns, continued substandard performance or other material and adverse events affecting any such IT Systems that have caused any substantial and material disruption of the Business. The MSP Companies maintain industry-standard security, disaster recovery and business continuity plans. The MSP Companies use commercially reasonable efforts designed to protect the IT Systems from becoming infected by, and to the knowledge of the MSP Companies, the IT Systems are free of, any virus, worm, Trojan horse, automatic restraint, time bomb or any other unintended, malicious feature or function capable of erasing, destroying, or corrupting of any material software, systems, databases, or data on such IT Systems.

(h) The MSP Companies have not used open source software in a manner that has caused the MSP Companies’ material, proprietary software to be required to be licensed under the terms of any copyleft open source licenses. The MSP Companies are in compliance with their obligations under open source licenses except where failure to do so would not be material.

4.21 Privacy and Data Security.

(a) The MSP Companies are, and within the last two (2) years have been, in material compliance with (i) all applicable federal, state, local and foreign laws, rules and regulations pertaining to (A) data security and cyber security and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data (referred to collectively in this Agreement as “Data Activities”) ((A) and (B) together, “Privacy Laws”); and (ii) all Contracts (or portions thereof) to which the MSP Companies are a party that are applicable to Data Activities (collectively, “Privacy Agreements”).

(b) The MSP Companies have implemented written policies relating to Data Activities, including appropriate written information security policies (“Privacy and Data Security Policies”). Within the last two (2) years, the MSP Companies have been and continue to be in material compliance with all such Privacy and Data Security Policies. Neither the execution, delivery, nor performance of this Agreement nor the consummation of any of the transactions contemplated under this Agreement, in each case, by the MSP Companies will violate in any material respect any of the Privacy Agreements, public-facing Privacy and Data Security Policies or, to the knowledge of the MSP Companies, after Reasonable Investigation, any applicable Privacy Laws.

(c) To the knowledge of the MSP Companies, after Reasonable Investigation, there is no pending, nor has there within the last two (2) years been any, written complaint, audit, proceeding, investigation, or written claim against the MSP Companies initiated by (i) any Person or entity; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other governmental entity, foreign or domestic, or any regulatory or self- regulatory entity, in each case (i) through (iii), alleging that any Data Activity of the MSP Companies: (A) is in violation of any applicable Privacy Laws; (B) is in violation of any Privacy Agreements; or (C) is in violation of any Privacy and Data Security Policies.

(d) Within the last two (2) years, the MSP Companies have taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with applicable government-issued or industry standard measures with respect to administrative, technical and physical security) designed to ensure that all personal data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the knowledge of the MSP Companies, after Reasonable Investigation, there has been no (i) unauthorized access, use, or disclosure of personal data in the possession or control of the MSP Companies or any entity that processes personal data on behalf of the MSP Companies; or (ii) unauthorized intrusions or breaches of security into the MSP Companies’ IT Systems, in each case (i) and (ii), except as would not be material to the MSP Companies, taken as a whole.

(e) To the extent required by applicable Privacy Laws, the MSP Companies contractually require all third parties, including, without limitation, vendors and other Persons providing services to the MSP Companies, that have access to or receive personal data from or on behalf of the MSP Companies to comply in all material respects with all applicable Privacy Laws, and to take reasonable steps designed to ensure that all such personal data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(f) The MSP Companies’ collection of personal data from third parties is in accordance in all material respects with any requirements relating to such personal data from such third parties, including (to the extent applicable) written website terms and conditions. To the knowledge of the MSP Companies, after Reasonable Investigation, the MSP Companies have not (i) received written communication from any website owner or operator that the MSP Companies’ access to such website is unauthorized; (ii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iii) scraped any data from a website that has a clickwrap agreement prohibiting such activity.

4.22 Employees.

(a) Schedule 4.22(a) sets forth a true, correct and complete list of the ten (10) highest paid employees and independent contractors of the MSP Companies, taken as a whole, as of December 31, 2020, including the name, title and current salary or compensation rate for each such person for the fiscal year ended December 31, 2020. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave; (ii) has given written notice of his or her intent to terminate his or her relationship with any MSP Company; or (iii) has received written notice of such termination from any MSP Company. To the knowledge of the MSP Companies, no Key Employee has given written notice of his or her intent to terminate his or her current relationship with any MSP Company or has received written notice of such termination from any MSP Company within six (6) months following the Closing Date.

(b) (i) None of the MSP Companies are party to or subject to collective bargaining agreement or other Contract with a union or labor organization and (ii) there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the MSP Companies.

(c) Except as set forth in Schedule 4.22(c), there are no material pending or, to the knowledge of the MSP Companies, threatened claims or proceedings against the MSP Companies under any worker’s compensation policy or long-term disability policy.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the MSP Companies has properly classified all of its employees as exempt or non-exempt.

(e) No MSP Company is a party to any collective bargaining agreement, has any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of any of the MSP Companies.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each MSP Company is in compliance with applicable Laws governing employment of its workforce.

4.23 Employee Benefits and Compensation.

(a) Schedule 4.23(a) sets forth a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, commission, employee group or executive medical, life, disability, incentive, bonus, profit sharing, retirement, deferred compensation, equity-based or non-equity-based incentive, stock purchase, severance, or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by any of the MSP Companies at any time during the three (3) calendar year period immediately preceding the date hereof, or with respect to which any of the MSP Companies could incur or could have incurred direct or indirect, fixed or contingent liability (each an “MSP Company Plan” and collectively, the “MSP Company Plans”).

(b) Except as would not be material to the MSP Companies, taken as a whole, each MSP Company Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in accordance with its terms.

(c) Each MSP Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the MSP Companies, no event has occurred and, to the knowledge of the MSP Companies, no condition exists which could reasonably be expected to result in the revocation of any such determination. None of the MSP Companies has or within the last two (2) years have maintained, established, participated in or contributed to, been obligated to contribute to, or incurred any obligation or liability (including any contingent liability) under, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA).

(d) None of the MSP Companies, nor to the knowledge of the MSP Companies, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any MSP Company Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. None of the MSP Company Plans provide for post-retiree health, welfare or life insurance benefits for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any similar state Law, (ii) for continuation of benefits through the remainder of the month in which a termination of employment occurs, (iii) with respect to the right to convert a group insurance policy of any of the MSP Companies to an individual insurance policy coverage through the end of the month following a termination of service, or (iv) as provided as part of severance benefits.

(e) No employee or director of any MSP Company will accrue or receive additional material benefits or accelerated rights to payment of benefits under any MSP Company Plan as a direct result of the transactions contemplated hereby.

(f) Except as would not be material to the MSP Companies, taken as a whole, no liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the MSP Companies, threatened, by or against any MSP Company Plan or any MSP Company with respect to any MSP Company Plan (other than for benefits payable in the ordinary course). No MSP Company Plan or related trust owns any securities in violation of Section 407 of ERISA.

(g) There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(h) The MSP Companies have not made any commitment to create or cause to exist any material MSP Company Plan, or to modify, change or terminate any MSP Company Plan (other than as may be necessary for compliance with applicable law or as would not result in a material increase in cost).

(i) With respect to each MSP Company Plan, the MSP Companies have made available to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective MSP Company Plan: (i) the MSP Company Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing MSP Company Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the most recently prepared financial statements; and (vi) the two (2) most recent Forms 5500 series.

4.24 Real Property.

(a) Except (i) as set forth on Schedule 4.24(a), (ii) for the Leases, or (iii) as would not be material to the MSP Companies, taken as a whole, the MSP Companies do not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The MSP Companies have good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.24(a), free and clear of all Liens (other than Permitted Liens). To the knowledge of the MSP Companies, the MSP Companies have not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the MSP Companies or served upon the MSP Companies claiming any violation of any local zoning ordinance.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Leases: (i) they are valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid, accrued for, or are being contested in good faith; (iii) the lessees have been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (v) there exists no default or event of default thereunder by the applicable MSP Company or, to the knowledge of the MSP Companies, by any other party thereto; (vi) to the knowledge of the MSP Company, there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by any MSP Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notices of default or termination thereunder. The MSP Companies hold the leasehold estates on the Leases free and clear of all Liens (other than Permitted Liens) and Liens of mortgagees of the Real Property in which such leasehold estate is located. Except as would not be material to the MSP Companies, taken as a whole, the Real Property leased by the MSP Companies is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and, to the knowledge of the MSP Companies, there are no repair or restoration works required in connection with any of the leased Real Property. Except as would not be material to the MSP Companies, taken as a whole, the MSP Companies are in physical possession and actual and exclusive occupation of the whole of the premises leased pursuant to the Leases for Real Property, none of which are subleased or assigned to another Person. To the knowledge of the MSP Companies, the MSP Companies do not owe any brokerage commission with respect to any Real Property.

4.25 Tax Matters. Except as set forth in Schedule 4.25, and as would not be material to the MSP Companies, taken as a whole, (a) the MSP Companies have duly and timely filed, or have caused to be duly and timely filed on their behalf, all income and other material Tax Returns (taking into account all available extensions) in all jurisdictions in which such Tax Returns are required to be filed by or with respect to the MSP Companies, and have paid all Taxes that are shown as due on such Tax Returns; (b) all such Tax Returns are true, correct and complete in all material respects; (c) there is no Action, pending or proposed or, to the best knowledge of the MSP Companies, threatened, with respect to Taxes of the MSP Companies; (d) no statute of limitations in respect of the assessment or collection of any Taxes of the MSP Companies for which a Lien may be imposed on any of the assets of the MSP Companies has been waived or extended, which waiver or extension is in effect; (e) the MSP Companies have complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, equityholders (including the Members) or other third parties, and have duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the MSP Companies; (f) no MSP Company is currently or has been within the prior five (5) taxable years the subject of any Tax proceeding with respect to any Taxes or Tax Returns of or with respect to any MSP Company, no MSP Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled, and all deficiencies, assessments, claims, or adjustments with respect to a material amount of Taxes asserted or assessed in writing against any MSP Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn; (g) there is no Lien for Taxes upon any of the assets of the MSP Companies (other than Permitted Liens); (h) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to any of the MSP Companies; (i) no claim has ever been made by a Taxing Authority in a jurisdiction where the MSP Companies have not paid any Tax or filed Tax Returns, asserting that the MSP Companies are or may be subject to Tax in such jurisdiction; (j) neither the MSP Companies nor any Affiliate are or have ever been, a party to any Tax sharing, Tax allocation or Tax indemnity Contract; (k) the MSP Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received for a Tax period ending on or prior to the Closing Date; (l) the MSP Companies are and have never been included in any consolidated, combined or unitary Tax Return; (m) each MSP Company is and has been at all times since its formation treated as a partnership or an entity disregarded as separate from its owner(s) for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes; (n) no MSP Company has participated in, and is not currently participating in a “listed transaction” (within the meaning of Treasury Regulations §1.6011-4 or any predecessor thereof) or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law; (o) no MSP Company uses the cash method of accounting for income Tax purposes; (p) no MSP Company has ever owned (directly or indirectly) an interest in any “controlled foreign corporation” within the meaning of Code Section 957; (q) no MSP Company has any Liability for Taxes of any other Person (other than any MSP Company) as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an ordinary course Tax sharing agreement); (r) for each MSP Company that is treated as a partnership for federal income Tax purposes, no member or partner of such MSP Company is a foreign person within the meaning of Code Section 1445 or Code Section 1446(f); (s) no election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any MSP Company; (t) for each MSP Company that is treated as a partnership for federal income Tax purposes, such MSP Company has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and such elections will remain in effect for any taxable period that includes the Closing Date; and (u) no Section 197 intangible (within the meaning of Code Section 197 of the Code) of any of the MSP Companies existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Code Section 197(f)(9) and Treasury Regulations Section 1.197-2(h).

Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 4.25 and Section 4.23 are the only representations and warranties in this Agreement with respect to the Tax matters of the MSP Companies, and (ii) none of Parent, Purchaser or any of their Affiliates (including, after the Closing, the MSP Companies) may rely on any of the representations and warranties in this Section 4.25 in connection with any position taken with respect to any Taxes incurred during any Post-Closing Period.

4.26 Environmental Laws.

(a) Within the last two (2) years, the MSP Companies have not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or, to the knowledge of the MSP Companies, after Reasonable Investigation, for which there is any remaining liability; (ii) to the knowledge of the MSP Companies, after Reasonable Investigation, disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that requires any MSP Company to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the MSP Companies, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The MSP Companies have delivered to Parent all material records in their possession concerning the Hazardous Materials Activities of the MSP Companies and all environmental audits and environmental assessments in the possession or control of the MSP Companies of any facility currently owned, leased or used by the MSP Companies which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the MSP Companies.

(c) To the knowledge of the MSP Companies, after Reasonable Investigation, there are no Hazardous Materials in, on, or under any properties currently owned, leased or used by the MSP Companies such as could give rise to any material liability or corrective or remedial obligation of the MSP Companies under any Environmental Laws.

4.27 HIPAA. Each of the MSP Companies is, and for the past five (5) years has been, in compliance in all material respects with HIPAA, and has taken commercially reasonable steps, consistent with industry standards and applicable Laws, such that patient, health, protected or personally identifiable information is protected against unauthorized access, use, modification, disclosure or other misuse. None of the MSP Companies (a) has suffered or otherwise experienced any breach of unsecured protected or personally identifiable health information or any ransomware incident, (b) has received any complaint or notice from the U.S. Department of Health and Human Services Office or Civil Rights or any other Authority or Person regarding any allegation regarding failure to comply with HIPAA or made any notification of any such breach or failure to any Authority or Person pursuant to HIPAA, or (c) accesses, receives, transmits, maintains or stores any protected health information outside of the United States of America. The MSP Companies have, solely to the extent required by HIPAA, undertaken surveys, audits, inventories, reviews, analyses and/or risk assessments and remediated any deficiencies identified thereby and provided training with respect to compliance with HIPAA to “workforce” (as defined in HIPAA). Each of the MSP Companies is party to a business associate agreement with each Covered Entity (as defined by HIPAA) or Person acting as its business associate or subcontractor, in each case, in compliance in all material respects with HIPAA, and none of the MSP Companies, nor, to the knowledge of the MSP Companies, after Reasonable Investigation, any counterparty thereto is or has been in breach or default in any material respects of its duties and obligations under any such business associate agreement, nor has any such breach or default been asserted or alleged.

4.28 Healthcare Laws Compliance. Each of the MSP Companies is, and has been for the past five (5) years, in compliance in all material respects with all applicable Healthcare Laws, and none of the MSP Companies has received or been served with any search warrant, subpoena, civil investigative demand, contact letter or notice alleging any violation of Law by any of the MSP Companies or their agents or representatives in their capacity as such or relating to the MSP Companies or the Business. There is, and has been during the past five (5) years, no Action pending, or, to the knowledge of the MSP Companies, after Reasonable Investigation, threatened, alleging noncompliance with any Healthcare Law by any MSP Company or otherwise relating to the Business.

4.29 Healthcare Laws Proceedings. For the past five (5) years, none of the MSP Companies: (a) is or has been a party to a corporate integrity agreement, deferred prosecution agreement or other compliance agreement with a U.S. Attorney’s Office, Department of Health and Human Services, Office of Inspector General, or other Authority; or (b) has been convicted of any criminal offense relating to fraud, theft, embezzlement, or other financial misconduct, and no such agreement or Action is pending or, to the knowledge of the MSP Companies, after Reasonable Investigation, threatened.

4.30 Finders’ Fees. Other than as set forth on Schedule 4.30, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the MSP Companies, the Members or any of their respective Affiliates who is entitled to any fee or commission from Parent or any of its Affiliates (including the MSP Companies following the Closing) in connection with and upon consummation of the transactions contemplated by this Agreement.

4.31 Certain Business Practices. Neither the MSP Companies nor any manager, director, officer or, to the knowledge of the MSP Companies, after Reasonable Investigation, agent or employee of the MSP Companies (in their capacities as such) has (a) used any funds of the MSP Companies for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act. Neither the MSP Companies nor any manager, director, officer or, to the knowledge of the MSP Companies, agent or employee of the MSP Companies (in their capacities as such) has, directly or indirectly, given or agreed to give any gift in any material amount to any customer, supplier, governmental employee or other Person who is in a position to help or hinder the MSP Companies or assist the MSP Companies in connection with any actual or proposed transaction, which, if not given would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which, if not continued in the future, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.32 Money Laundering Laws. The operations of the MSP Companies are and within the last two (2) years have been, conducted in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and, to the knowledge of the MSP Companies, after Reasonable Investigation, any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the MSP Companies with respect to the Money Laundering Laws is pending or, to the knowledge of the MSP Companies, after Reasonable Investigation, threatened.

4.33 OFAC. Neither the MSP Companies, nor any manager, director or officer of the MSP Companies (nor, to the knowledge of the MSP Companies, after Reasonable Investigation, any agent, employee, Affiliate or Person acting on behalf of the MSP Companies) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the MSP Companies have not used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC within the last two (2) years.

4.34 Not an Investment Company. No MSP Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.35 Information Supplied. None of the information supplied or to be supplied by the MSP Companies and/or the Members in writing expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders, in each case, with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the MSP Companies and/or the Members).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MEMBERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Member, severally and not jointly, as to himself, herself or itself only and solely in such Member’s capacity as a member of one or more of the MSP Purchased Companies, represents to Parent and Purchaser as follows:

5.1 Ownership of Interests; Authority.

(a) Such Member has good and marketable title to such Member’s Interests free and clear of any and all Liens other than restrictions arising from federal and state securities laws and those contained in the Organizational Documents of the applicable MSP Company.

(b) Such Member has full legal capacity, power and authority (including, as applicable, limited liability company or limited liability partnership power and authority) to execute and deliver this Agreement and the Additional Agreements to which such Member is a party, to perform such Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Agreements to which such Member is a party have been, or at Closing will be, duly executed and delivered by such Member and are, or upon their execution and delivery will be, valid and legally binding obligations of such Member, enforceable against such Member in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Neither the execution and delivery by such Member of this Agreement and the Additional Agreements to which such Member is a party, nor the consummation by such Member of the transactions contemplated hereby and thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which such Member is a party, or (ii) result in the imposition of any Lien upon the Member’s Interests.

5.2 Approvals. Except as contemplated by this Agreement and the applicable Additional Agreements, no consent, approval, waiver, authorization or novation is required to be obtained by such Member from, and no notice or filing is required to be given by such Member to or made by any Member with, any Authority in connection with the execution, delivery and performance by such Member of this Agreement and each of the Additional Agreements to which he, she or it is a party.

5.3 Medical Insurance and Other Claims. The Acquisition will result in Purchaser’s ownership all of the rights or interests of the Members in any Person relating to the Business (other than the rights or interests set forth in the Legal Services Agreement). The Interests are the only equity interests owned by the Members in any person engaged in the Business.

5.4 Non-Contravention. The execution, delivery and performance by such Member of this Agreement and each of the Additional Agreements to which such Member is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Organizational Documents of such Member if it is not a natural person; or (b) materially violate or result in a material breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which such Member, or the Member’s Interests owned by such Member, is subject.

5.5 Litigation and Claims. There is no material civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of such Member, threatened, against such Member and such Member is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator in any such case that would prevent the consummation of the transactions contemplated hereby or materially impair the ability of such Member to perform its obligations hereunder.

5.6 Investment Representations.

(a) Such Member is, or is controlled by, an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b) Such Member acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Member represents that it, he or she, as the case may be, understands the highly speculative nature of an investment in Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable, which may result in the loss of the total amount of such investment.

(c) Such Member has adequate means of providing for such Member’s current needs and possible personal contingencies, and such Member has no need, and anticipates no need in the foreseeable future, for liquidity in such Member’s investment in Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable. Such Member is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Member is able to hold Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable, for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d) Except as otherwise set forth in Article VI, Parent has not and is not making any representations or warranties to the Members or providing any advice or information to the Members. Such Member acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of its investment in Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable.

(e) Such Member understands and consents to the placement of a legend as set forth in Section 3.1(d), on any certificate or other document evidencing shares of Parent Class A Common Stock, Parent Class V Common Stock or Purchaser Class B Units, as applicable, delivered to such Member pursuant to the terms of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to the MSP Purchased Companies and the Members that, except as disclosed in Parent SEC Documents:

6.1 Corporate Existence and Power.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has (i) all power and authority, corporate and otherwise, and (ii) all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted, except in the case of clause (ii), where the failure to have any such licenses, franchises, Permits, authorizations, consents or approvals would not reasonably be expected to be material to Parent. Parent has not entered into any definitive agreements with respect to any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation. Parent has no Subsidiaries other than Purchaser.

(b) Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted. Purchaser has not entered into any definitive agreements with respect to any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation. Purchaser has no Subsidiaries.

6.2 Corporate Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Additional Agreements and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby are within the powers of Parent and Purchaser and have been duly authorized by all necessary action on the part of each of Parent and Purchaser, including by each of Parent’s and Purchaser’s respective board of directors and equityholders to the extent required by their Organizational Documents, the DGCL, any other applicable Law or any contract to which Purchaser or any of its Affiliates is a party or by which or its securities are bound. This Agreement has been duly executed and delivered by each of Parent and Purchaser and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of each of Parent and Purchaser, enforceable against them in accordance with their respective terms, as the case may be, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally (if and when such Laws would apply) and by general equitable principles.

6.3 Governmental Approval. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and Purchaser taken as a whole, and other than contemplated by this Agreement, neither the execution, delivery nor performance of this Agreement by Parent or Purchaser requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and Purchaser taken as a whole, the execution, delivery and performance by Parent and Purchaser of this Agreement and the Additional Agreements to which they are a party do not and will not, (a) provided that holders of fewer than the number of shares of Parent Common Stock specified in Parent’s Organizational Documents exercise their conversion rights with respect to the Acquisition, contravene or conflict with the organizational or constitutive documents of Parent or Purchaser; or (b) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent or Purchaser.

6.5 Finders’ Fees. Except for the Business Combination Fees, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Parent Party or its Affiliates who might be entitled to any fee or commission from the MSP Companies or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Equity Consideration. The Equity Consideration (including the Escrow Consideration), when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

6.7 Capitalization.

(a) As of the date of this Agreement, and as of immediately prior to the adoption of the SPAC Charter, the authorized share capital of Parent consists of 100,000,000 shares of Parent Class A Common Stock, 10,000 shares of Parent Class B Common Stock and 10,000,000 preferred shares, par value $0.0001 per share, of which 23,650,000 shares of Parent Class A Common Stock, 5,750,000 shares of Parent Class B Common Stock and 0 preferred shares are issued and outstanding as of the date hereof. In addition, 11,825,000 Parent Warrants are issued and outstanding as of the date hereof, and will be outstanding as of immediately prior to the Closing, including 11,500,000 Parent Public Warrants and 325,000 Private Placement Warrants. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 6.7, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. Other than as set forth in this Section 6.7, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or any other interest in, Parent. Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Schedule 6.7, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of Parent. There are no outstanding contractual obligations of Parent to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Parent owns 100% of the share capital of Purchaser. All outstanding membership interest units of Purchaser are duly authorized, validly issued and nonassessable. Except as set forth on Schedule 6.7 or as contemplated by this Agreement, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any membership interests or any capital equity of Purchaser. Other than as set forth in this Section 6.7 or as contemplated by this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Purchaser or obligating Purchaser to issue or sell any shares of capital stock of, or any other interest in, Purchaser. Purchaser does not have outstanding or authorized any profit participation or similar rights. Except as set forth on Schedule 6.7, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Trust Fund. As of the date of this Agreement, Parent has approximately $230,000,000 in the trust fund established by Parent for the benefit of its Public Stockholders (the “Trust Fund”) in a trust account at J.P. Morgan Chase Bank, N.A (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 13, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of the Business Combination Fees and holders of Parent Public Shares who shall have elected to redeem their shares of Parent Common Stock pursuant to the Certificate of Incorporation), to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Account may be released except (a) to pay tax obligations from any interest income earned in the Trust Account; or (b) to redeem shares of Parent Common Stock in accordance with the provisions of the Certificate of Incorporation.

6.9 Employees; Purchaser Benefit Plans. Other than as described in the Parent SEC Documents, neither Parent nor Purchaser has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s or Purchaser’s officers and directors in connection with activities on Parent’s or Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by Purchaser outside of the Trust Account, there are no Purchaser Plans (as defined below) and neither Parent nor Purchaser has any unsatisfied material liability with respect to any employee. Neither the execution and delivery of this Agreement nor the consummation of the Business Combination alone or with any other event will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer, employee or other individual service provider of Parent or Purchaser, or (b) result in the acceleration of the time of payment or vesting of any such benefits. “Purchaser Plan” means each material “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, compensation, retention, relocation, vacation, change in control, transaction bonus, bonus, deferred compensation, equity-based or non-equity- based incentive, severance, health and welfare, retirement or other fringe benefit or compensatory plan, policy, program or written agreement maintained or contributed to, or required to be maintained or contributed to, by any of the MSP Companies in respect of any current or former directors, officers, consultants, independent contractors or employees of any of the MSP Companies, or with respect to which any of the MSP Companies could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Purchaser Plan” and collectively, the “Purchaser Plans”).

6.10 Information Supplied. None of the information supplied or to be supplied by Parent and Purchaser in writing expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders, in each case with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or Purchaser or that is included in Parent SEC Documents).

6.11 Listing. The Parent Units, Parent Class A Common Stock and Parent Public Warrants are listed on Nasdaq, with trading tickers LCAPU, LCAP and LCAPW. There is no action or proceeding pending or, to the knowledge of Parent, threatened against Purchaser by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Parent Units, Parent Class A Common Stock and Parent Warrants on Nasdaq.

6.12 Reporting Company. Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no legal proceeding pending or threatened in writing against Parent by the SEC with respect to the deregistration of Parent Common Stock under the Exchange Act. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

6.13 Undisclosed Liabilities. Parent has no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted, or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, (b) such liabilities arising in the ordinary course of business consistent with past practice since the date of the most recent Purchaser Financial Statements and (c) arising under this Agreement and/or the performance by Parent of its obligations hereunder, including transaction expenses, in each case which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Purchaser has no liabilities.

6.14 Parent SEC Documents and Parent Financial Statements.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Parent SEC Documents”). The Parent SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not and will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.14(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein. Parent has no off-balance sheet arrangements.

6.15 Absence of Certain Changes. Since December 31, 2020, (a) there has not been any Parent Material Adverse Effect and (b) Parent has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the filing of public reports under the Exchange Act, the search for, negotiation of, and other preparation for the execution of, a Business Combination and in connection with the execution and delivery of this Agreement and the Additional Agreements, the consummation of the transactions contemplated hereby and thereby and other activities in each case that are incidental thereto.

6.16 [INTENTIONALLY OMITTED].

6.17 Sponsor Agreement. Parent has delivered to the Members’ Representative a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.

6.18 Related Party Transactions. Except as described in the Parent SEC Documents, there are no transactions, contracts, side letters, arrangements or understandings between Parent or Purchaser, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or Purchaser.

6.19 Investment Company Act. Neither Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.20 Parent Stockholders. To the knowledge of Parent and Purchaser, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the MSP Companies as a result of the Acquisition such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the MSP Companies post-Closing.

6.21 Parent Investigations. Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the MSP Companies which they and their Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the MSP Companies and to discuss the business and assets of the MSP Companies. Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the MSP Companies and the Business.

6.22 No Other Representations and Warranties. Except as provided in this Article VI, neither Purchaser or any of its Affiliates nor any of their respective managers, directors, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the MSP Companies or the Members.

ARTICLE VII

COVENANTS OF THE MSP COMPANIES PENDING CLOSING

The MSP Purchased Companies covenant and agree that:

7.1 Conduct of the Business.

(a) From the date hereof through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the MSP Companies shall, except as (i) expressly contemplated by this Agreement, (ii) set forth on Schedule 7.1, or (iii) consented to by Parent (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), use their commercially reasonable efforts to conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices (including, for the avoidance of doubt, recent past practice in light of COVID- 19; provided, that any commercially reasonable action taken, or omitted to be taken, that directly relates to, or arises directly out of, COVID-19 shall be deemed to be in the ordinary course of business), and shall not enter into any material transactions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, delayed, or denied), and shall use their commercially reasonable efforts to preserve intact their business relationships with employees, clients, suppliers and other third parties. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the MSP Companies from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Parent to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(b) Without limiting the generality of the foregoing, from the date hereof through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned, delayed, or denied), each MSP Company shall not undertake the following, except (x) as expressly contemplated by this Agreement, (y) in the ordinary course of business consistent with past practices, (ii) as set forth on Schedule 7.1, or (z) as required by Law (provided, however, that no action listed in subclauses (i) through (xvi) of Section 7.1(b) that is specifically consented to by Parent shall be deemed a breach of (x) Section 7.1(a) or (y) any other subclause of Section 7.1(b)):

(i) amend, modify or supplement its certificate of formation, operating agreement or other Organizational Documents;

(ii) amend, waive any material rights under or provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way, any Material Contract or enter into any Contract that, if in effect of the date hereof, would constitute a Material Contact;

(iii) sell, lease, license or otherwise dispose of any material assets of the MSP Companies, taken as a whole, except (A) pursuant to existing Contracts or commitments disclosed herein and (B) for licenses granted in the ordinary course of business;

(iv) pay, declare, or agree to pay any distributions with respect to the Interests, or pay, declare or agree to pay any other payments to any Member of the MSP Companies;

(v) except as otherwise required pursuant to any MSP Company Plan in effect on the date of this Agreement, (A) grant any material increase in salary to any director or officer of any of the MSP Companies or (B) change the bonus or profit-sharing policies of any of the MSP Companies, other than changes that do not result in a material increase in the cost of such benefits;

(vi) obtain or incur any loan or other Indebtedness, excluding drawings under existing lines of credit;

(vii) grant or incur any material Lien, except for Permitted Liens, on the assets of the MSP Companies;

(viii) delay, accelerate or cancel any receivables or Indebtedness owed to the MSP Companies or write off or make further reserves against the same, except, in each case, in the ordinary course of business consistent with past practice or as required by U.S. GAAP;

(ix) except as contemplated by this Agreement and the Additional Agreements, merge or consolidate with or acquire any other Person or be acquired by any other Person;

(x) voluntarily fail to maintain insurance policies covering the assets of the MSP Companies in a form and amount consistent with past practices;

(xi) make any material change in its accounting principles or methods or write down the value of any Inventory or assets of the MSP Companies, in each case, except as required by U.S. GAAP;

(xii) change the principal place of business or jurisdiction of organization of the MSP Companies;

(xiii) make any loans, other than (A) travel or other expense advances to employees in the ordinary course of business not to exceed $10,000 individually or $100,000 in the aggregate and (B) prepayments and deposits paid to suppliers of the MSP Companies in the ordinary course of business;

(xiv) except as contemplated by this Agreement and the Additional Agreements, issue, redeem or repurchase any Interests or other securities in the MSP Companies or issue any securities exchangeable for or convertible into Interests in the MSP Companies;

(xv) make or change any material Tax election (other than with respect to MSP Recovery of Puerto Rico, LLC in which case a Tax election may be made without Parent’s prior consent), change any annual Tax accounting periods, amend any material Tax Return, prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to a material amount of Taxes; provided, that Parent’s prior consent shall not be required with respect to any of the foregoing actions in this clause (xv) with respect to any MSP Company where a Person who is not a party to this Agreement is able to undertake such action with respect to such MSP Company without the consent or any action on the part of any party to this Agreement; or

(xvi) agree to do any of the foregoing.

7.2 Financial Statements; Additional Financial Information.

(a) As promptly as practicable following the date of this Agreement, the Members’ Representative shall cause to be delivered to Parent the audited combined and/or consolidated (as determined to be applicable) financial statements of the MSP Companies as of and for the fiscal years ended December 31, 2020 and 2019, consisting of the audited combined and/or consolidated (as determined to be applicable) balance sheets as of such dates, the audited combined and/or consolidated (as determined to be applicable) income statements for the twelve (12) month periods ended on such dates, the audited combined and/or consolidated (as determined to be applicable) cash flow statements for the twelve (12) month periods ended on such dates, and the corresponding notes to such combined and/or consolidated (as determined to be applicable) financial statements, accompanied by a report of an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board (collectively, the “Company Financial Statements” and the balance sheet as of December 31, 2020 included therein, the “Balance Sheet”).

(b) In addition to the Company Financial Statements to be delivered to the Parent pursuant to Section 7.2(a), the Members’ Representative shall deliver to Parent, as soon as practicable, unaudited interim financial statements for the six (6) month periods ended June 30, 2021 and 2020, consisting of the combined and/or consolidated (as determined to be applicable) balance sheets as of such dates, the combined and/or consolidated (as determined to be applicable) income statements for the six (6) month periods ended on such dates, and the combined and/or consolidated (as determined to be applicable) cash flow statements for the six (6) month periods ended on such dates (collectively, the “June Interim Financial Statements”). The June Interim Financial Statements shall be prepared under U.S. GAAP and in accordance with requirements of the Public Company Accounting Oversight Board for public companies. After the date hereof and prior to the Closing, the Members’ Representative shall provide Parent with combined and/or consolidated (as determined to be applicable) interim financial information of the MSP Companies no later than forty (40) calendar days following the end of each three-month quarterly period, and consolidated annual financial information for the MSP Companies no later than seventy-five (75) calendar days following the end of each fiscal year, as applicable, all prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies (the “Required Financial Statements”). The Interim Financial Statements and the Required Financial Statements shall fairly present the financial position and results of operations of the MSP Companies as of the date or for the periods indicated, prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board, except as otherwise indicated in such statements, for the absence of certain footnotes and subject to year- end audit adjustments. The Members’ Representative will promptly provide additional financial information reasonably requested by Parent and required for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.3 Key Employees of the MSP Companies. The MSP Companies shall use their commercially reasonable efforts to enter into the Employment and Restrictive Covenant Agreements with each of the Key Employees prior to the Closing Date.

7.4 Tax Matters.

(a) The Parties hereby acknowledge and agree that the transfer of the Interests shall be treated for federal and applicable state and local income Tax purposes as follows: (a) the Purchaser shall be treated as a continuation of MSP Recovery LLC (the “Continuing Partnership”); (b) each Member, to the extent receiving Equity Consideration, shall be treated as transferring their Interests to the Purchaser in a transaction governed by Section 721; (c) any gain or loss recognized by a Member in connection with such transactions shall be capital gain or loss (subject to Section 751 of the Code); (d) Parent shall be treated as purchasing the proportionate, undivided interest in the assets of the MSP Companies from each Member; and (e) the Continuing Partnership (or, as applicable, its members) shall be entitled to adjust the basis of the assets of the MSP Purchased Companies to fair market value as provided in, as applicable, Section 734 and Section 743 as determined pursuant to this Section 7.4(a). Each of the parties hereto shall act consistently with the provisions of this Agreement at all times and for all purposes, including for purposes of reporting the transactions contemplated by this Agreement to the IRS and any other state or local taxing authority having jurisdiction over the transactions contemplated by this Agreement. Purchaser and the Members further agree not to take any position on any Tax Return or in any administrative or judicial proceeding with respect to any such Tax Return inconsistent with such treatment except as otherwise required by applicable Law or a determination of the applicable Taxing Authority that is final (including a determination within the meaning of Section 1313(a) of the Code). The Members shall not cause or permit the Members’ Representative to knowingly or voluntarily file any other income or informational Tax Return or statement inconsistent with the provisions of this Agreement except as otherwise required by applicable Law or a determination of the applicable Taxing Authority that is final (including a determination within the meaning of Section 1313(a) of the Code). In furtherance of the foregoing, at least 30 days prior to the Closing Date, Parent and the Members’ Representative shall agree on the form of the Purchase Price Allocation Schedule (as defined below) and the principles on which such allocations shall be made (the “Purchase Price Allocation Principles”). Furthermore, within 90 days after the Closing Date, Purchaser shall allocate the Purchase Price among the undivided interest in the assets of the MSP Companies (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will (a) be subject to Members’ Representative’s review and comment; (b) incorporate any reasonable comments made by Members’ Representative; and (c) be prepared in accordance with the Purchase Price Allocation Principles and applicable provisions of the Code. Purchaser, the MSP Companies, and the Members will file all Tax Returns (and cause their respective Affiliates to file all Tax Returns) consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and will not take any position during the course of any audit or other legal proceeding that is inconsistent with such election, forms or schedule, unless (i) agreed by the Parties or (ii) required by applicable Law or a determination of the applicable Taxing Authority that is final (including a determination within the meaning of Section 1313(a)).

(b) The Members’ Representative shall properly prepare or cause to be properly prepared and timely file or cause to be timely filed, at the cost of the MSP Companies, (i) all Tax Returns of the MSP Companies that are due in the Pre-Closing Tax Period, and (ii) all Pass- Through Tax Returns for any Pre-Closing Tax Period that are due following the Closing Date, including the final Form 1065 partnership return for the MSP Companies for the tax period ending on the Closing Date (each, a “Pre-Closing Tax Return” and, collectively, the “Pre-Closing Tax Returns”). The Members’ Representative shall pay or cause to be paid all Taxes due with respect to the periods covered by such Pre-Closing Tax Returns. Each Pre-Closing Tax Return filed after the Closing Date shall be prepared in a manner consistent with the MSP Companies’ past practices except as otherwise required by applicable Law. Each Pre-Closing Tax Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to Parent no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. The Members’ Representative shall consider in good faith all reasonable comments received from Parent no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and shall not file such Tax Return without the consent of Parent, such consent not to be unreasonably withheld, conditioned, or delayed. Except as otherwise required by law or would not reasonably be expected to have a material effect on Parent, no filed Pre-Closing Tax Return may be amended after the Closing without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that in all cases the Members’ Representative shall submit to Parent no later than thirty (30) days prior to filing any amended Pre-Closing Tax Return for review and comment by Parent and the Members’ Representative shall consider in good faith all reasonable comments received from Parent within twenty (20) days of delivering any such Tax Returns to Parent.

(c) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the MSP Companies due after the Closing Date (i) which include taxable periods ending on or prior to the Closing Date or (ii) with respect to any Tax period which begins before or on (and including) the Closing Date and which ends on (and including) the Closing Date (any such period described in (ii), a “Straddle Period,” and any such Tax Return described in (i) or (ii), a “Straddle Return”) other than Pre-Closing Tax Returns. Any Straddle Return shall be prepared and filed in a manner consistent with the most recent past practice of the MSP Companies. For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date (the “Pre-Closing Portion”), (i) in the case of any Taxes (other than Taxes based upon or related to income or receipts) that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; and (ii) in the case of any Taxes based upon or related to income or receipts, be determined based on an “interim closing of the books” as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any MSP Company holds a beneficial interest shall be deemed to terminate at such time). For purposes of preparing any Pass-Through Tax Return that is a Straddle Return, each Member’s and each distributive share of all items of profits, losses and any other items of income, gain, loss or deduction shall be determined by closing the books of the MSP Companies on an interim basis as of the end of the day on the Closing Date and such items shall be allocated to each Member in accordance with Section 706(c)(2) of the Code and Treasury Regulations thereunder using the interim closing method and calendar day convention as described in Treasury Regulations Section 1.706-4(c).

(d) With respect to any Straddle Return, the MSP Companies shall deliver, at least 30 days prior to the due date for the filing of such Straddle Return (taking into account extensions), to Members’ Representative a statement setting forth the amount of the Pre-Closing Portion of such Taxes and a copy of each such Straddle Return for the Members’ Representative’s approval, such approval not to be unreasonably withheld, conditioned or delayed. The Members’ Representative and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Returns and statements prior to the date on which such Straddle Returns are required to be filed.

(e) Parent, Purchaser, the Members, the Members’ Representative and the MSP Companies shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.4. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to the preparation and filing of any such Tax Return. Purchaser and the Members shall (i) retain all books and records with respect to Tax matters pertinent to the MSP Purchased Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority; and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the MSP Purchased Companies, Purchaser or the Members, as the case may be, shall allow the other party to take possession of such books and records.

(f) Within thirty (30) business days after the Purchaser’s, any MSP Companies’, or any Member’s receipt of a notice of audit, assessment or other proceeding respecting a Pre-Closing Tax Return, the Members’ Representative may elect with respect to such audit, by written notice to Parent, to contest the audit or assessment in the name of the MSP Companies. If the Members’ Representative so elects, they shall be solely responsible for the defense of the item or items at issue, except that Parent agrees to cooperate, and Parent will cause the Purchaser and the MSP Companies to cooperate, in the contest of such audit or assessment by making relevant documents and employees available to the Members’ Representative, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow the Members’ Representative to conduct the defense. The Members shall bear all costs relating to such defense. If the Members’ Representative elects to conduct a defense, all decisions with respect to the negotiation, settlement, or litigation of the item or items at issue shall be made by the Members’ Representative and shall be binding upon Parent, except that the Members’ Representative shall be required to obtain the prior written consent of Parent before agreeing to any adjustment, or making any Tax election, that will or may create an increase in Taxes for the MSP Companies or Parent in respect of any period ending after the Closing Date and shall indemnify Parent and/or the MSP Companies or, and hold Parent and/or the MSP Companies harmless against, any such increase. Parent may control and contest any such Tax proceeding (1) for which the Members’ Representative would otherwise have the right to control under this Section 7.4(f) if the Members’ Representative elects in writing not to conduct such Tax proceeding (in which case the cost and expense of such control and contest shall be borne by MSP Companies) and (2) in respect of any MSP Company with respect to any income Tax matters for any Straddle Period; provided, further, however, that if Parent exercises its right to control any such Tax proceeding under the preceding clause, the Members’ Representative shall have the right, at the cost and expense of the MSP Companies, to participate in any such Tax proceeding and Parent shall (x) provide the Members’ Representative with a timely and reasonably detailed account of each stage of such Tax proceeding, (y) not settle, compromise or abandon any such Tax proceeding without obtaining the prior written consent of the Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) consult with the Members’ Representative in good faith concerning the appropriate strategy for contesting such Tax proceeding.

(g) Without the prior written consent of the Members’ Representative, Parent, Purchaser, and the MSP Companies shall not amend, file, refile, revoke or otherwise modify any Tax Return or Tax election, enter into any closing agreement, settle any claim with respect to Taxes, surrender any right to claim a refund of Taxes, or take any similar action if such action would have the effect of increasing any Tax liability of the Members for any Pre-Closing Tax Period or Straddle Period. Parent shall (and Parent shall cause the Purchaser to), and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date (and, with respect to the Purchaser and its eligible Subsidiaries, if any, for any taxable period that includes the date of any Exchange (as defined in the Purchaser A&R LLCA)). Neither the Purchaser, nor any MSP Company shall make a “push-out election” pursuant to Section 6226 of the Code (or pursuant to a comparable state or local audit procedure) for the Pre-Closing Tax Period or the Pre-Closing Portion of the Straddle Period, without the prior written consent of the Members’ Representative.

(h) All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document, instrument or certificate contemplated hereby shall be paid 50% by Purchaser and 50% by the Members if and when due. The Members will file, or cause the Purchaser to file, all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7.4, and the costs of preparing and making such filing shall be paid 50% by Purchaser and 50% by the Members if and when due.

(i) The Parties acknowledge and agree that any payments made pursuant to the Tax Receivables Agreement shall be treated as an adjustment to the Purchase Price by the Parties for applicable income Tax purposes unless otherwise required by Law.

7.5 Efforts to Obtain Consents. The MSP Companies shall use their commercially reasonable efforts to obtain each third-party consent required in connection with the consummation of the transactions contemplated hereby as promptly as practicable hereafter.

ARTICLE VIII

COVENANTS OF THE PARTIES

8.1 Reasonable Best Efforts; Further Assurances.

(a) Without limiting any covenant contained in this Agreement, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parties hereto shall (i) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable or as another Party may reasonably request to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article X), (ii) execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement, and (iii) use their reasonable best efforts to obtain each material third-party consent and approval required to be obtained in order to consummate the transactions set forth under this Agreement as promptly as practicable hereafter.

(b) In furtherance and not in limitation of this Section 8.1, to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filings or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than fifteen (15) Business Days after the date of this Agreement. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated hereby shall be paid 100% by Parent when due. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Acquisition under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding the Acquisition; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Authority. The Parties shall cooperate in good faith with each other and use reasonable best efforts to undertake promptly all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Outside Closing Date). The entry by any Authority in any Action of an Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Parent to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the MSP Companies and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.

(c) No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Authority of any required filings or applications under Antitrust Laws.

8.2 Access to Information.

(a) From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, and subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the MSP Companies by third parties that may be in the MSP Companies’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the MSP Companies or the negotiation of this Agreement or the Acquisition, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the MSP Companies would result in the loss of attorney-client privilege or other privilege from disclosure, the Members’ Representative shall and the Members shall cause the MSP Companies to (i) provide Parent, its legal counsel and other representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Business and so long as reasonably feasible or permissible under applicable Law, to the offices, properties and Books and Records; and (ii) use its and their commercially reasonable efforts to furnish to Parent, its legal counsel and other representatives such information relating to the Business that are in the possession of the MSP Companies as such Persons may reasonably request, in each case solely for purposes of consummating the Acquisition; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the MSP Companies or the Members and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business and as not to delay the Closing. No Member makes any representation or warranty as to the accuracy of any information provided pursuant to this Section 8.2, and Parent may not rely on the accuracy of such information.

(b) From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, and subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties that may be in Parent’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective targets of Parent or the negotiation of this Agreement or the Acquisition, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of Parent would result in the loss of attorney- client privilege or other privilege from disclosure, Parent shall and shall cause its Subsidiaries to (i) provide the Members’ Representative, his legal counsel and other representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal business operations of Parent and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees; and (ii) use its and their commercially reasonable efforts to furnish to the Members’ Representative, his legal counsel and other representatives such information relating to Parent that is in the possession of Parent as such Persons may reasonably request, in each case solely for purposes of consummating the Acquisition; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Parent or Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business and operations of Parent and as not to delay the Closing. Neither Parent nor Purchaser makes any representation or warranty as to the accuracy of any information provided pursuant to this Section 8.2, and the Members may not rely on the accuracy of such information.

8.3 Preparation of Form S-4 and Proxy Statement/Prospectus; Other Filings.

(a) As promptly as practicable after the delivery of the financial statements pursuant to Section 7.2, Parent and the MSP Companies shall use their respective reasonable best efforts to prepare, and shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the MSP Companies, as applicable), and Parent shall file with the SEC, the Form S-4 in connection with the registration under the Securities Act of the shares of Parent Class A Common Stock and the New Warrants to be issued under this Agreement, which Form S-4 will contain the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Parent Stockholders’ Meeting, with respect to, among other things: (A) providing the Public Stockholders with the opportunity to redeem their shares of Parent Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Parent Stockholders’ Meeting (the “Parent Stockholder Redemption”); and (B) soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Acquisition; (2) the issuance of shares of Parent Class A Common Stock and the New Warrants in connection with the consummation of the Acquisition (including for purposes of complying with applicable listing rules of the Nasdaq); (3) the amendment and restatement of Parent’s Certificate of Incorporation in the form of the SPAC Charter with effect from the Closing; (4) the approval of the adoption of the Equity Incentive Plan; (5) the election of the directors constituting the Post-Closing Board of Directors; and (6) any other proposals the Parties agree are necessary or desirable to consummate the Acquisition (collectively, the “Parent Proposals”). Without the prior written consent of the Members’ Representative, the Parent Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting, as adjourned or postponed.

(b) Each of Parent and the MSP Companies shall use their respective reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Acquisition. Each of Parent and the MSP Companies shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. As promptly as practicable after the Form S-4 is declared effective under the Securities Act (the “SEC Clearance Date”), but in no event later than five (5) Business Days thereafter, Parent shall cause the Proxy Statement/Prospectus to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Parent in accordance with Section 9.3. Parent shall promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(c) Except with respect to the information provided by the MSP Companies for inclusion in the Proxy Statement/Prospectus, Parent shall ensure that, when filed, the Proxy Statement/Prospectus will comply in all material respects with the requirements of United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), the DGCL and Nasdaq rules in the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. The Members’ Representative shall promptly provide to Parent such information concerning the MSP Companies and the Members as is either required by the Federal Securities Laws or reasonably requested by the Parent for inclusion in the Proxy Statement/Prospectus, including, if applicable, the Company Financial Statements and the Required Financial Statements (“Company Information”). Subject to the Members’ Representative’s review and approval of the Proxy Statement/Prospectus, including Company Information and the consent of the MSP Companies’ auditor to the inclusion of the Company Financial Statements and Required Financial Statements in the Proxy Statement/Prospectus (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Members’ Representative acknowledges and agrees that Company Information (including the Company Financial Statements and the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement/Prospectus and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Members’ Representative shall instruct the employees, counsel, financial advisors, auditors, and other authorized representatives of the MSP Companies to reasonably cooperate with Parent if required to achieve the foregoing. Parent and the MSP Companies shall each ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to Parent’s stockholders and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus).

(d) Prior to filing with the SEC, Parent will make available to the Members’ Representative drafts of the Form S-4 and the Proxy Statement/Prospectus, and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus or such other document and will provide the Members’ Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file any such documents with the SEC without the prior written consent of the Members’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). Each of Parent and the MSP Companies shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus and any amendment to the Form S-4 and the Proxy Statement/Prospectus filed in response thereto. Parent will advise the Members’ Representative promptly after it receives notice of: (A) the time when the Form S-4 or the Proxy Statement/Prospectus has been filed; (B) the filing of any supplement or amendment to the Form S-4 or the Proxy Statement/Prospectus; (C) any request by the SEC for amendment of the Form S- 4 or the Proxy Statement/Prospectus; (D) any comments from the SEC relating to the Form S-4 or the Proxy Statement/Prospectus and responses thereto; and (E) requests by the SEC for additional information. Parent shall respond to any SEC comments on the Form S-4 or the Proxy Statement/Prospectus as promptly as practicable and shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Parent will make available to the Members’ Representative drafts of any such response and provide the Members’ Representative with a reasonable opportunity to comment on such drafts.

(e) If at any time prior to the Parent Stockholders’ Meeting, any information relating to Parent, Purchaser, the Members or the MSP Companies, or any of their respective Subsidiaries, Affiliates, managers, directors or officers, should be discovered by the Members’ Representative or Parent, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that the Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto, and Parent shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by law, disseminate such amendment or supplement to Parent’s stockholders. If, at any time prior to the Closing, the Members’ Representative discovers any information, event or circumstance relating to the MSP Companies, the Business or any of the MSP Companies’ Affiliates, officers, directors or employees, that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Members’ Representative shall promptly inform Parent of such information, event or circumstance.

(f) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the transactions contemplated hereby to the extent required by applicable Law.

8.4 Trust Account. Parent has established the Trust Account from the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the Public Stockholders and certain parties (including the underwriters of the IPO). Except for a portion of the interest earned on the amounts held in the Trust Account, Parent shall disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem Parent Public Shares in connection with the consummation of Purchaser’s initial business combination (“Business Combination”) or an amendment to the Certificate of Incorporation in accordance with the terms set forth therein; (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination by February 18, 2022 (the “Business Combination Date”), which date may be extended upon approval of the Parent’s stockholders to amend the Certificate of Incorporation; (c) in connection with a Business Combination, expenses owed by Parent to third parties to which they are owed; (d) in connection with a Business Combination, the Business Combination Fees to the underwriters in the IPO; or (e) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination.

8.5 Confidentiality. Prior to Closing, except as necessary to complete the Proxy Statement or any Other Filings, the MSP Companies and the Members, on the one hand, and Parent and Purchaser, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such Confidential Information to any other Person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Party shall give timely written notice to the other Parties so that such Parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge that some Confidential Information will be required to be disclosed by applicable Law in the Proxy Statement or any Other Filings.

8.6 Publicity. None of Parent, Purchaser, the Members, the MSP Purchased Companies or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Members’ Representative or Parent, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Federal Securities Laws or the rules of any national securities exchange), in which case Parent or the Members’ Representative, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 8.6, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 8.6, nothing herein shall modify or affect Parent’s obligations pursuant to Section 8.3, Section 9.2 or Section 9.3.

8.7 Notices of Certain Events. The Members’ Representative and the Members, on the one hand, and Parent and Purchaser, on the other hand, shall promptly notify the other Party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the MSP Companies or Parent and its Subsidiaries to any such Person or create any Lien on any Interest or any of the assets of the MSP Companies or Parent and its Subsidiaries;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting Parent and its Subsidiaries, the MSP Companies, any Member, the Interests, or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change or a Parent Material Adverse Effect;

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the MSP Purchased Companies and the Members, on the one hand, or Parent and Purchaser, on the other hand, to be false or misleading in any respect or to omit or fail to state a material fact; and

(f) if any MSP Purchased Company or any Member, on the one hand, or Parent or Purchaser, on the other hand, becomes aware of any fact or condition that constitutes a breach of any representation or warranty made in Article IV (as it relates to the MSP Purchased Companies), Article V (as it relates to the Members), Article VI (as it relates to Parent and Purchaser), or any covenant that would reasonably be expected to cause the conditions set forth in Article X, as applicable, not to be satisfied as of the Closing Date.

8.8 Exclusivity.

(a) From the date hereof through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, neither any MSP Purchased Company nor any of the Members shall, and such Persons shall not permit any of any of their respective Affiliates or Representatives to, directly or indirectly, (A) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction (as hereinafter defined); (B) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction; or (C) approve, accept, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving any of the MSP Companies (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering; or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of the MSP Companies or any class or series of the capital stock, or membership interests of any MSP Company in a single transaction or series of transactions. In the event that an unsolicited proposal for an Alternative Transaction is received by any of the Members or any of their respective Representatives (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other Parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto) and the identity of the Person making such Alternative Proposal.

(b) From the date hereof through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, Parent shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the MSP Companies, the Members and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with MSP Companies, the Members, and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

8.9 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE IX

COVENANTS OF PARENT AND PURCHASER

9.1 Conduct of Parent and Purchaser Pending Closing.

(a) From the date of this Agreement through the Closing, except as contemplated by this Agreement or as consented to by the Members’ Representative in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Parent and Purchaser shall not:

(i) change, modify or amend the Trust Agreement, the A&R Sponsor Agreement, or the Organizational Documents of Parent or Purchaser;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or Purchaser; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or Purchaser; or (C) other than (x) in connection with the Parent Stockholder Redemption or (y) as otherwise required by the Organizational Documents of Parent or Purchaser in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or Purchaser;

(iii) Subject to Section 7.4(f), make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes) or similar agreement or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Parent or any of its Subsidiaries or the MSP Companies in a manner that will disproportionately affect the Members (as compared to the Parent’s stockholders) after the Closing;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuance of Parent Common Stock in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Parent Warrant or the warrant agreement relating thereto, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) except as contemplated by the proposal set forth in Schedule 9.1(a)(viii), prior to the Closing, (A) adopt or amend any Purchaser Plan, (B) enter into any employment contract or collective bargaining agreement or (C) hire any employee.

(b) From the date of this Agreement through the Closing, Parent shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Parent Organizational Documents, the Trust Agreement, the Additional Agreements and all other agreements or Contracts to which Parent or its Subsidiaries may be a party.

9.2 Stockholder Vote; Recommendation of the Parent’s Board of Directors. Parent, through Parent’s Board of Directors, shall recommend that Parent’s stockholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement (the “Parent Recommendation”). Parent’s Board of Directors shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation, except as necessary, based on an opinion of their outside legal counsel, to comply with their fiduciary duties under Delaware law.

9.3 Parent Stockholders’ Meeting. Parent shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement/Prospectus is required to be mailed in accordance with Section 8.3(b)), take all action necessary under applicable Law to, in consultation with the Members’ Representative, establish a record date for, call, give notice of and hold a meeting of the holders of shares of Parent Common Stock to consider and vote on the Parent Proposals (such meeting, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as promptly as practicable, and in any event not more than 25 days after the date on which Parent commences the mailing of the Proxy Statement/Prospectus to its stockholders. Parent shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Members’ Representative) to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including as such Parent Stockholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Parent Proposals. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of seeking approval of the Parent Proposals shall not be affected by any intervening event or circumstance, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and submit for the approval of its stockholders the Parent Proposals, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained herein, Parent shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Members’ Representative, shall) postpone or adjourn the Parent Stockholders’ Meeting for a period of no longer than 15 days: (i) to ensure that any supplement or amendment to the Proxy Statement that Parent’s Board of Directors has determined in good faith is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Parent Stockholders’ Meeting; (ii) if, as of the time for which the Parent Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Proposals; or (iv) only with the prior written consent of the Members’ Representative, for purposes of satisfying the condition set forth in Section 10.1(b); provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Parent Stockholders’ Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

9.4 D&O Insurance; Indemnification of Officers and Directors.

(a) From and after the Closing, Parent, Purchaser, and the MSP Companies agree that, with respect to any acts or omissions occurring on or prior to the Closing, all rights to indemnification, exculpation and advancement of expenses and all limitations on liability existing in favor of any manager, director, officer or employee of any MSP Company or Parent prior to the Closing (collectively, the “D&O Persons”), in each case, as provided in the Organizational Documents of the MSP Companies or Parent, as applicable, the indemnification agreements set forth on Schedule 9.4 or any other similar indemnification arrangement in effect as of the date of this Agreement, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Parent, Purchaser and the MSP Companies in accordance with their terms and to the fullest extent of the Law. For a period of six (6) years following the Closing, such rights shall not be amended or otherwise modified in the Organizational Documents of the MSP Companies or Parent in any manner that would adversely affect the rights of the D&O Persons, unless such amendment or modification is required by Law.

(b) For a period of six (6) years from the Effective Time, Parent shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Persons on terms not less favorable than the terms of such current insurance coverage for any manager, director, officer or employee of any MSP Company prior to the Closing; provided, however, that (i) Parent may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Policy”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 9.4(b) shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.4 shall survive the consummation of the Acquisition indefinitely and shall be binding, jointly and severally, on Parent, Purchaser and the MSP Companies following the Closing, and all successors and assigns of Parent, Purchaser and the MSP Companies. In the event that Parent, Purchaser or the MSP Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Purchaser or the MSP Companies, as the case may be, shall succeed to the obligations set forth in this Section 9.4.

(d) The provisions of this Section 9.4 are intended to be for the benefit of, and shall be enforceable by, each D&O Person or his or her heirs and his or her Representatives; and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of the Parent, Purchaser or MSP Companies under this Section 9.4 shall not be terminated or modified in such a manner as to adversely affect any D&O Person to whom this Section 9.4 applies without the consent of the affected D&O Person (it being expressly agreed that the D&O Persons to whom this Section 9.4 applies shall be third party beneficiaries of this Section 9.4). Prior to the Closing, Purchaser shall enter into a written agreement reasonably satisfactory to Parent, Purchaser and the Members’ Representative guaranteeing Parent’s indemnification obligations in place immediately prior to the Closing with respect to the D&O Persons who, immediately prior to the Closing, are directors or officers of Parent.

(e) Notwithstanding anything contained in this Section 9.4, any indemnification agreement or arrangements of the MSP Companies or in the Organizational Documents of the MSP Companies, no such D&O Persons will have any right of indemnification, advancement or exculpation from the Parent, the Purchaser or any of their successors or permitted assigns (which shall not include, for the avoidance of doubt, any of the MSP Companies) pursuant to this Section 9.4 in connection with, or related to, any claim for indemnification asserted by any Parent Indemnitees pursuant to Section 11.1.

9.5 Listing. From the date of this Agreement through the Closing, Parent shall use its reasonable best efforts to remain listed as a public company on, and for shares of Parent Class A Common Stock to be tradable over, the applicable Nasdaq market(s). Parent shall take all steps reasonably necessary or advisable to cause the shares of Parent Class A Common Stock and the New Warrants to trade under the symbols “MSPR” and “MSPR W” upon the Closing, or under such other symbols as the Members’ Representative and Parent may otherwise agree prior to the Closing. Parent shall take all steps reasonably necessary or advisable to cause the shares of Parent Class A Common Stock to be issued (x) pursuant to the terms of Article III, if any, and (y) on conversion of the Purchaser Class B Units that are included in the Up-C Units, as provided for in the Purchaser A&R LLCA, in each case to be approved for listing on Nasdaq.

9.6 Section 16 Matters. Prior to the Closing, Parent shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Parent Class A Common Stock or any derivative thereof, including the Purchaser Class B Units, that occurs or is deemed to occur by reason of or pursuant to the Acquisition by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

9.7 Adoption of Equity Incentive Plan. Prior to the Closing Date, Parent shall approve, and subject to approval of the stockholders of Parent, adopt, a management incentive equity plan, including an employee stock purchase plan attached as an addendum thereto, in substantially the form attached hereto as Exhibit I (the “Equity Incentive Plan”).

9.8 Appointment of Post-Closing Board of Directors and Officers. The Parties shall take all necessary action to cause (a) the board of directors of Parent as of immediately following the Closing to consist of the individuals set forth in Section 2.4, and (b) the executive officers of Parent and Purchaser, effective as of the Closing, to be as set forth on Schedule 9.8.

9.9 Parent Charter and Bylaws; Purchaser Organizational Documents. Prior to the Closing, Parent and Purchaser shall (i) subject to obtaining the approval of the Parent Stockholder Matters, amend and restate the certificate of incorporation of Parent to be substantially in the form of the SPAC Charter, (ii) amend and restate the bylaws of Parent to be substantially in the form of the SPAC Bylaws, and (iii) amend and restate the limited liability company agreement of Purchaser to be substantially in the form of the Purchaser A&R LLCA.

9.10 Parent Public Filings. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Federal Securities Laws.

9.11 Stockholder Litigation. Parent shall notify Members’ Representative promptly in connection with any threat to file, or filing of, an Action related to this Agreement or the Acquisition by any of its shareholders or holders of any Parent Warrants against any of the Parent Parties or against any of their respective directors or officers (any such action, a “Stockholder Action”). Parent shall keep Members’ Representative reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Parent shall give Members’ Representative the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to Members’ Representative’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of Members’ Representative, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, Parent shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to such Stockholder Action incurred by Parent.

9.12 Extension. If either the Members’ Representative (on behalf of the Members) or Parent reasonably believes that the Closing may not occur by the Business Combination Date, but that the Parties are reasonably capable of causing the Closing to occur prior to the Outside Closing Date, then Parent may, and at the request of the Members’ Representative (on behalf of the Members), Parent shall, take all actions reasonably necessary (including pursuant to the provisions of the Certificate of Incorporation of Parent) to obtain the approval of Parent’s stockholders to extend the deadline for Parent to consummate its initial business combination beyond February 18, 2022 to a date no earlier than sixty (60) days following the Outside Closing Date (the “Extension”), and shall use its reasonable best efforts to obtain such approval by no later than December 18, 2021 (the “Extension Approval Date”).

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) There shall not be in force any Law, judgment, injunction, decree or Order of any court, arbitrator or other Authority enjoining, restraining or prohibiting the consummation of the Closing.

(b) The approval of the Parent Proposals shall have been duly obtained in accordance with the DGCL, Parent’s Organizational Documents and the rules and regulations of Nasdaq (“Parent Stockholder Approval”).

(c) The shares of (i) Parent Class A Common Stock to be issued (A) pursuant to the terms of Article III, if any, and (B) on conversion of the Purchaser Class B Units that are included in the Up-C Units, as provided for in the Purchaser A&R LLCA, and (ii) the New Warrants to be issued pursuant to the terms of Article III, in each case (i) and (ii) shall have been approved for listing on Nasdaq.

(d) After giving effect to the Parent Stockholder Redemption, Parent shall have net tangible assets of at least $5,000,001 upon the consummation of the Acquisition.

(e) All required filings under the HSR Act shall have been completed and any applicable waiting period (including any extension thereof) shall have expired or been terminated.

(f) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g) The Closing Cash shall not be less than the MSP Minimum Cash Amount.

10.2 Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s sole and absolute discretion, of all the following further conditions:

(a) Each of the MSP Companies and the Members shall have performed in all material respects their respective obligations hereunder required to be performed at or prior to the Closing Date.

(b) The representations and warranties of the MSP Companies and the Members contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true, correct and complete at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect.

(c) The MSP Companies, the Members and the Members’ Representative, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which it is a party.

(d) Parent shall have received a certificate signed by the Chief Executive Officer, Chief Financial Officer or other authorized person of the MSP Companies stating that the conditions specified in Section 10.2(a) and Section 10.2(b) have been satisfied.

(e) Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(f) Parent shall have received the Tax Receivables Agreement duly executed by Parent, Purchaser, and certain Members.

10.3 Conditions to Obligations of the MSP Companies and the Members. The obligations of the MSP Companies and the Members to consummate the Closing is subject to the satisfaction, or the waiver at Members’ Representative’s discretion, of all of the following further conditions:

(a) Parent and Purchaser shall have performed in all material respects their respective obligations hereunder required to be performed at or prior to the Closing Date.

(b) The representations and warranties of Parent and Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Parent Material Adverse Effect.

(c) The Members’ Representative shall have received a certificate signed by an authorized officer of Parent stating that the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied.

(d) Parent shall have delivered to the Members’ Representative (i) certified copies of the resolutions duly adopted by each of Parent and Purchaser’s Boards of Directors authorizing the execution, delivery and performance of this Agreement; and (ii) written resignations, in forms satisfactory to the Members’ Representative, dated as of the Closing Date and effective as of the Closing, executed by (A) all officers of Purchaser and Parent; and (B) all persons serving as directors of Purchaser and Parent immediately prior to the Closing who are not selected as directors in accordance with Section 9.8.

(e) Parent and Purchaser shall have executed and delivered to the Members’ Representative a copy of each Additional Agreement to which it is a party.

(f) Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.

(g) The Post-Closing Board of Directors shall have been appointed as the Board of Directors of Parent.

(h) Each of the covenants of the Sponsor required under the A&R Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the Sponsors shall have threatened (orally or in writing) (i) that the A&R Sponsor Agreement is not valid, binding and in full force and effect, (ii) that Parent is in breach of or default under the A&R Sponsor Agreement or (iii) to terminate the A&R Sponsor Agreement.

(i) Purchaser shall have delivered the Tax Receivables Agreement, duly executed by Parent, Purchaser, and certain Members.

ARTICLE XI
INDEMNIFICATION

11.1 Indemnification of Parent. Subject to the limitations and other provisions of this Agreement, including this Article XI, the MSP Companies (solely with respect to claims made under this Section 11.1 prior to the Closing), and the Members listed on Schedule 2.1(b) (collectively, the “Indemnifying Parties”) severally and not jointly (in accordance with their pro rata share of Closing Equity Consideration to be received by such Member as set forth on Schedule 2.1(b)), agree to indemnify and hold harmless Parent and Purchaser, and each of their respective Affiliates, managers, directors, officers, employees, attorneys, agents, successors and permitted assignees (the “Parent Indemnitees”), against and in respect of any and all actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (including actual costs of investigation and reasonable attorneys’ fees) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnitee as a result of or in connection with (a) any breach of or inaccuracy in any of the representations or warranties of the MSP Companies or the Members contained herein, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (b) any breach or non-compliance of any covenant, agreement or obligation to be performed by the MSP Companies or the Members contained herein to be performed prior to or at the Closing.

11.2 Certain Limitations. The indemnification provided for in Section 11.1 shall be subject to the following limitations:

(a) the Indemnifying Parties shall not be liable to the Parent Indemnitees for indemnification under Section 11.1 until the aggregate amount of all Losses in respect of indemnification under Section 11.1 exceeds $20,000,000, in which event the Indemnifying Parties shall be required to pay or be liable for all such Losses from the first dollar; and

(b) Any liability incurred by the Members pursuant to the terms of this Article XI shall be paid by the return for cancellation of Up-C Units comprising the Escrow Consideration in accordance with the terms of the Escrow Agreement, pursuant to the procedures set forth in Section 11.3. The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 11.1 shall not exceed the Escrow Consideration (the “Cap”), and the Parties agree that the sole and exclusive recourse for any amount finally determined to be owed in respect of any indemnity obligations pursuant to this Article XI shall be made only by disbursement of the Escrow Consideration out of the Escrow Fund, no other assets shall in any respect be used to satisfy such indemnity obligations, and once the Escrow Fund shall be depleted or released, such indemnity obligations shall terminate.

(c) Notwithstanding anything to contrary in this Agreement, none of the provisions of this Article XI apply to the Employment and Restrictive Covenant Agreements.

11.3 Procedure. The following shall apply with respect to all claims by any Parent Indemnitee (an “Indemnified Party”) for indemnification:

(a) An Indemnified Party shall give the Members’ Representative prompt written notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1, which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1, except to the extent such failure adversely affects the ability of Parent and its Affiliates (including the MSP Companies, after the Closing) or the Indemnifying Parties to defend such claim, or increases the amount of such liability.

(b) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Third- Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.3(c), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 11.3(c), pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Parent and the MSP Companies shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third- Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 11.3(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.3(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, which notice shall also be referred to as an “Indemnification Notice.” Such Indemnification Notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount is known or is capable of being estimated, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such Indemnification Notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the MSP Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) Other than with respect to Third-Party Claims for which indemnification is provided under the terms of this Agreement, no Indemnifying Party shall be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) No Indemnifying Party shall be liable under this Article XI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the MSP Companies or Members contained in this Agreement if Parent or Purchaser had knowledge of such inaccuracy or breach prior to the Closing.

11.4 Escrow of Escrow Consideration by Members. The holding and disbursement of the Escrow Consideration shall be pursuant to the Escrow Agreement.

(a) Escrow Consideration; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Consideration will be delivered promptly to the Escrow Agent to be held in escrow in accordance with the Escrow Agreement. The Indemnifying Parties shall be entitled to vote any shares of Parent Common Stock comprising the Escrow Consideration (in accordance with their pro rata share set forth on Schedule 2.1(b)) on any matters to come before the stockholders of Parent.

(b) Distribution of Escrow Consideration. At the times provided for in Section 11.4(d), the Escrow Consideration shall be released to the Members’ Representative for distribution to the Members. Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Consideration so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Members’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Consideration or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Members or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Members, prior to the delivery to such Members by the Members’ Representative of the Escrow Consideration by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. Within five (5) Business Days following expiration of the Survival Period (the “Release Date”), the remaining Escrow Consideration will be released from escrow to the Members’ Representative less the portion of the Escrow Consideration (at an assumed value of $10.00 per Up-C Unit comprising the Escrow Consideration) equal to the amount of any potential Losses set forth in any Indemnification Notice, complying with the requirements and received by the Member’s Representative as set forth in Section 11.3, with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Members’ Representative shall issue to the Escrow Agent a certificate executed by it instructing the Escrow Agent to release such number Up-C Units comprising the Escrow Consideration as determined in accordance with this Section 11.4(d). Any Escrow Consideration retained in escrow as a result of the immediately preceding sentence shall be released to the Members’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI.

11.5 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

11.6 Survival of Indemnification Rights. The representations and warranties of the MSP Companies and the Members shall survive until the date that is twelve (12) months following the Closing (the “Survival Period”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration of the Survival Period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

11.8 Exclusive Remedies. The Parties acknowledge and agree that the sole and exclusive remedy of any Parent Indemnitee with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, Parent on behalf of all Parent Indemnitees hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article XI. Nothing in this Section 11.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to any other Section of this Agreement or to seek any remedy on account of fraud, intentional misrepresentation or willful misconduct by any Party hereto.

11.9 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. PARENT AND PURCHASER ACKNOWLEDGE AND AGREE THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE MSP COMPANIES OR THE MEMBERS IN Article IV AND Article V, NEITHER THE MSP COMPANIES OR THE MEMBERS OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MSP COMPANIES OR THE BUSINESS OR THE MSP COMPANIES’ OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) PARENT AND PURCHASER HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE MSP COMPANIES OR THE MEMBERS OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE MEMBERS, THE MSP COMPANIES OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO PARENT OR PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR PURCHASER, OR THEIR RESPECTIVE USE, OF ANY INFORMATION REGARDING THE MSP COMPANIES OR THE BUSINESS OR MADE AVAILABLE TO PARENT, PURCHASER AND THEIR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT OR PURCHASER IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE MSP COMPANIES AND THE MEMBERS IN Article IV AND Article V, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE MSP COMPANIES AND THE MEMBERS.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Additional Agreements, or the transactions contemplated hereby or thereby, may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.1.

(b) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

(c) Each of the Parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination Without Default.

(a) In the event that the Closing has not occurred by March 31, 2022 (the “Outside Closing Date”) and no material breach of this Agreement by the Party seeking to terminate this Agreement shall have occurred or have been made, Purchaser or the Members’ Representative, on behalf of the MSP Companies and the Members shall have the right, at its sole option, to terminate this Agreement without liability to the other Parties. Such right may be exercised by Purchaser or the Members’ Representative, as the case may be, giving written notice to the other at any time after the Outside Closing Date; provided, however, that, the right to terminate under this Section 13.1 shall not be available to any Party that through its inaction, or by its failure to promptly fulfill its covenants or satisfy or waive its closing conditions, has caused unreasonable delays in closing by the Outside Closing Date.

(b) This Agreement may be terminated by the Members’ Representative on behalf of the MSP Purchased Companies and the Members by written notice to Parent if (i) the Board of Directors withdraws (or modifies in any manner adverse to the MSP Companies or the Members), or proposes to withdraw (or modify in any manner adverse to the MSP Companies or the Members), the Board of Directors’ recommendation in favor of the Parent Proposals, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Members’ Representative; (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof); or (iii) the Extension shall not have been approved by the requisite majority of Parent’s Stockholders by the Extension Approval Date.

13.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Members’ Representative on or prior to the Closing Date, without prejudice to any rights or obligations Parent may have, if the MSP Companies or the Members shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of (x) the Outside Closing Date and (y) the expiration of twenty (20) days (the “Cure Period”) following receipt by the Members’ Representative of a notice describing in reasonable detail the nature of such breach.

(b) The Members’ Representative, on behalf of the MSP Companies and the Members, may terminate this Agreement by giving notice to Parent on or prior to the Closing Date, without prejudice to any rights or obligations the MSP Companies or the Members may have, if Parent or Purchaser shall have materially breached any of their respective covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of (x) the Outside Closing Date and (y) the expiration of the Cure Period following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

13.3 No Other Termination. Except as otherwise specified herein, neither Parent, on behalf of Parent and Purchaser, nor the Members’ Representative, on behalf of the MSP Companies and the Members, may terminate this Agreement without the prior written consent of the other Party.

13.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Article XIII, all obligations of the Parties hereunder (other than Section 8.5, Article XI, this Article XIII and Article XIV, which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve a Party from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

ARTICLE XIV
MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 5:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Parent or Purchaser, to:

4218 NE 2nd Avenue
Miami, Florida 33137
Attn: Ophir Sternberg
Email: o@lheartcapital.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

2525 East Camelback Road
Esplanade II Suite 1000
Phoenix, AZ 85016-4232
Attn: Steven D. Pidgeon

Email: steven.pidgeon@us.dlapiper.com

if to the MSP Companies:

2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn: General Counsel

Email: generalcounsel@msprecovery.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attn: Michael J. Aiello

Matthew Gilroy

Email: michael.aiello@weil.com

 matthew.gilroy@weil.com

if to the Members’ Representative:

2701 Le Jeune Road, Floor 10
Coral Gables, Florida 33134
Attn: General Counsel

Email: generalcounsel@msprecovery.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, NY 10153
Attn: Michael J. Aiello

 Matthew Gilroy

Email: michael.aiello@weil.com

 matthew.gilroy@weil.com

14.2 Amendments; No Waiver.

(a) This Agreement may not be amended, except in writing signed by each Party (subject, in the case of the Members, to Section 14.14(a)), and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Except as otherwise provided herein, neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party shall waive or otherwise affect any obligation of that party or impair any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages (except to the extent such punitive or exemplary damages are actually awarded pursuant to a Third-Party Claim and are indemnifiable hereunder), under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by Parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Parent shall bear and pay at or promptly after Closing, (x) all Parent Transaction Expenses in an amount not to exceed $60,000,000 (unless any such excess is agreed to in writing by the Members’ Representative) and (y) all MSP Company Transaction Expenses.

14.5 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

14.7 Counterparts; facsimile and electronic signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties.

14.8 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.9 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.10 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP as consistently applied heretofore.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same- numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 5:00 p.m. Eastern time on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the MSP Companies in connection with this Agreement, or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

14.11 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.12 Third Party Beneficiaries. Except as provided in Section 9.4, no provision of this Agreement (including the Disclosure Schedules) is intended to confer, or confers, upon any Person other than the Parties any rights, benefits or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 14.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

14.13 Reference is made to the Prospectus. The MSP Companies, the Members’ Representative and the Members have read the Prospectus and understand that Purchaser has established the Trust Account for the benefit of the Public Stockholders of Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Purchaser agreeing to enter into this Agreement, the MSP Companies and the Members hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser.

14.14 Members’ Representative.

(a) The Members’ Representative is hereby appointed as agent, proxy and attorney-in-fact for each Member for all purposes of this Agreement and the Additional Agreements, including the full power and authority on each such Member’s behalf (i) to give and receive notices and communications to or by Parent or Purchaser for any purpose under this Agreement and the Additional Agreements; (ii) to agree to, negotiate, enter into settlements and compromises of and demand mediation and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article XI or other disputes arising under or related to this Agreement or the Additional Agreements; (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Members and to disburse any funds or Equity Consideration received hereunder or pursuant to the Escrow Agreement; (iv) to authorize or object to delivery to Parent of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by Parent in accordance with the provisions of the Escrow Agreement; (v) to act on behalf of Members in accordance with the provisions of the Agreement and the Additional Agreements, the securities described herein and any other document or instrument executed in connection with the Agreement and the Acquisition; (vi) to endorse and deliver any certificates or instruments of assignment as Parent or Purchaser shall reasonably request; (vii) to execute and deliver on behalf of each such Member any amendment, waiver, ancillary agreement and documents on behalf of any Member that the Members’ Representative deems necessary or appropriate; and (viii) to take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing and to do each and every act and exercise any and all rights which the Members collectively are permitted or required to do or exercise under this Agreement.

(b) Such agency may be changed by the Members from time to time upon no less than twenty (20) days prior written notice to Parent, provided, however, that the Members’ Representative may not be removed unless holders of at least 51% of all of the Interests outstanding immediately prior to the transactions contemplated by this Agreement agrees to such removal. Any vacancy in the position of Members’ Representative may be filled by approval of the holders of at least 51% of all of the Interests outstanding immediately prior to the transactions contemplated by this Agreement. Any removal or change of the Members’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Members’ Representative, and the Members’ Representative shall not receive any compensation for his services. Notices or communications to or from the Members’ Representative shall constitute notice to or from the Members.

(c) A decision, act, consent or instruction of the Members’ Representative (in his capacity as such) shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Members and shall be final, binding and conclusive upon each of the Members. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Members’ Representative hereunder (i) the Members’ Representative shall incur no responsibility whatsoever to any Members by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Members’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Members’ Representative pursuant to such advice shall in no event subject the Members’ Representative to liability to any Members. Each Member shall severally (in accordance with their ownership percentages in the MSP Companies as set forth on Schedule 2.1(b)), and not jointly, indemnify the Members’ Representative, against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Members’ Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Members’ Representative pursuant to the terms of this Agreement or the Escrow Agreement (including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Members’ Representative hereunder, or under the Escrow Agreement or otherwise), in each case as such Members’ Representative Loss is incurred or suffered. If not paid directly to the Members’ Representative by the Members, any such Members’ Representative Loss may be recovered by the Members’ Representative from the Escrow Fund otherwise distributable to the Members pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Members’ Representative to the Escrow Agent; provided that while this section allows the Members’ Representative to be paid from the Escrow Fund, this does not relieve the Members from their obligation to promptly pay such Members’ Representative Losses as they are suffered or incurred, nor does it prevent the Members’ Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything in this Section 14.14 to the contrary, the Members’ Representative (in his capacity as such) shall have no obligation or authority with respect to any indemnification claims against a Member made by a Parent Indemnitee under Section 11.1, other than with respect to its obligation and authority to deliver to the Escrow Agent certain joint written instructions and certificates under the Escrow Agreement effecting a release of the Escrow Consideration in satisfaction of Third-Party Claims and Direct Claims.

14.15 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Additional Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 13.1 or Section 13.2, this being in addition to any other remedy to which they are entitled under this Agreement or any Additional Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions of this Agreement or any Additional Agreement in accordance with this Section 14.15 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Parent acknowledges and agrees that the MSP Companies may, without breach of this Agreement, (1) with respect to any Additional Agreement to which any MSP Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Additional Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Additional Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Additional Agreement, (2) with respect to any Additional Agreement to which the MSP Companies are not a party or a third party beneficiary thereof, be entitled, upon written notice to Parent, to: (a) require Parent to enforce its rights under any such Additional Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Additional Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Additional Agreement) in the event the counterparty under such Additional Agreement is in breach of its obligations thereunder, (b) have approval rights over Parent’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (c) select a separate counsel, which may be or include Counsel, to participate alongside Parent’s counsel in any such litigation (at the expense of the MSP Companies); provided that such separate counsel shall not be entitled to control or seek court orders on Parent’s behalf, and/or (d) fund any such litigation and (3) require Parent to promptly execute, and Parent hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Ophir Sternberg, Chairman and CEO

Purchaser:

LIONHEART II HOLDINGS, LLC

By:	/s/ Ophir Sternberg
Lionheart Acquisition Corporation II, the sole member

	By:	Ophir Sternberg, Chairman and CEO

The Members’ Representative (solely in such capacity and not in any personal capacity):

By:	/s/ John H. Ruiz
Name: John H. Ruiz

[MSP Purchased Companies signature page begins on next page]

The MSP Purchased Companies:

MDA, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

SERIES MRCS

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP RECOVERY SERVICES LLC

By:	/s/ Sandra Rodriguez
Name: Sandra Rodriguez
Title: Manager

MSP RECOVERY, LLC

By:	/s/ Sandra Rodriguez
Name: Sandra Rodriguez
Title: Manager

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

MSP RECOVERY CAID, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP RECOVERY COM, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP RECOVERY HOSP, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP RECOVERY PROV, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP RECOVERY OF PUERTO RICO, LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

By:	/s/ Sandra Rodriguez
Name: Sandra Rodriguez
Title: Manager

MSP RECOVERY CLAIMS HP, SERIES LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP WB, LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

MSP PRODUCTIONS, LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager

[Member signature page begins on next page]

Members:

/s/ John H. Ruiz
Name: John H. Ruiz

/s/ Frank Quesada
Name: Frank Quesada

/s/ John H. Ruiz, II
Name: John H. Ruiz, II

JOCRAL FAMILY LLLP

John H. Ruiz Revocable Living Trust, General Partner

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Trustee

JOCRAL HOLDINGS, LLC

By:	/s/ Roberto Lizama
Name: Roberto Lizama
Title: Manager

QUESADA GROUP HOLDINGS, LLC

By:	/s/ Frank C. Quesada
Name: Frank C. Quesada
Title: Manager

RUIZ GROUP HOLDINGS LIMITED LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Manager